Exhibit 10.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ALA MOANA HOLDING, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ALA MOANA HOLDING, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of February 27, 2015 (the “Effective Date”), is made and entered into by and among GGPLPLLC 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company (“GGP Holding”), GGPLP Prime, LLC, a Delaware limited liability company (“GGP Prime”), AS Property Pearl REIT LLC, a Delaware limited liability company (“AS Owner”), and any and all other persons and entities that, from time to time, become additional or substituted members of the Company (as defined below) and that subscribe their names on the signature pages hereto as signatories (collectively, the “Members”).

WHEREAS, Ala Moana Holding, LLC (the “Company”) was formed as a limited liability company by the filing of a Certificate of Formation dated the seventeenth day of April, 2014 (the “Certificate”) and the taking of all other necessary actions pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”);

WHEREAS, in connection with the formation of the Company, GGP Holding, as the then sole owner of the Company executed an operating agreement of the Company, dated as of May 1, 2014 (the “Original Agreement”);

WHEREAS, at 12:36AM on May 1, 2014, GGP Holding distributed 50% of its Equity Interest (as defined below) in the Company to GGPLP L.L.C., a Delaware limited liability company (“Contributor”), and at 12:41AM on May 1, 2014, Contributor contributed such 50% Equity Interest in the Company to GGP Prime;

WHEREAS, AS Owner’s affiliate (AS Property No.2 Pty Ltd, as trustee for AS Property No.2 Trust) and GGP Prime entered into, and GGP Holding agreed to certain aspects of, that certain Ala Moana Holding, LLC Membership Interest Purchase Agreement dated January 27, 2015 (the “Purchase Agreement”), pursuant to which, among other things, AS Owner purchased from GGP Prime an Equity Interest in the Company constituting in the aggregate a twenty-five percent (25.0%) Percentage Interest in the Company; and

WHEREAS, the Company and the Members deem it in their best interests to amend and restate the Original Agreement in its entirety pursuant to the terms hereof.

NOW, THEREFOR, in consideration of the foregoing premises and the mutual covenants of the Members hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Original Agreement in its entirety and agree as follows:

ARTICLE 1
GENERAL PROVISIONS

1.1                               Formation.  The term of the Company commenced upon the filing of the Certificate with the Secretary of State of Delaware (the date of such filing is referred to herein as the date of “formation” of the Company) and shall continue until dissolution of the Company in accordance with the provisions of Article 10.  The Managing Member (as defined below) also shall cause to be filed, recorded and published, such statements, notices, certificates and other instruments required by any provision of any applicable law that governs the formation of the Company or the conduct of its business from time to time.  To the extent permitted by applicable law, the provisions of this Agreement (as defined below) shall override the provisions of the Act in the event of any inconsistency or contradiction between them.

1.2                               Name.  The name of the Company shall be “Ala Moana Holding, LLC” or such other name or names as the Members may jointly determine from time to time pursuant to Section 6.2.

1.3                               Admission of AS Owner.  AS Owner is hereby admitted as a Member and shall be shown as such on the books and records of the Company.

1.4                               Purpose.  Subject to the terms of this Agreement, the purposes of the Company shall be as follows:

(a)                                 to own, manage, finance, sell, pledge, mortgage or otherwise dispose of or otherwise deal with Equity Interests in the Subsidiaries (as defined below); and

(b)                                 to own, manage, maintain, operate, finance, lease, improve, develop, redevelop, sell, pledge, mortgage or otherwise dispose of the Property (as defined below) through the Subsidiaries; and

(c)                                  to engage in such other activities incidental or reasonably necessary to the furtherance of the foregoing purposes.

1.5                               Principal Office.  The Managing Member shall maintain a principal office for the Company at 110 N. Wacker Dr., Chicago, Illinois 60606, at such other location as shall constitute the principal office of Managing Member in the United States or at such other place or places as may be designated by Managing Member with the other Members’ approval.

1.6                               Taxation as Partnership.  The Members intend and agree that the Company will be treated as a partnership for United States federal and, as applicable, foreign, state and local income tax purposes.  Each Member agrees that it will not cause or permit the Company to:  (i) be excluded from the provisions of Subchapter K of the Code, under Code Section 761, or otherwise; (ii) file the election under Treasury Regulations Section 301.7701-3 (or any successor provision) which would result in the Company being treated as an entity taxable as a corporation for federal, state or local tax purposes; or (iii) do anything that would result in the Company not being treated as a “partnership” for United States federal and, as applicable, foreign, state and local tax purposes.  Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  The

Managing Member shall use reasonable efforts to cause the Company to be treated as a partnership for tax purposes.

ARTICLE 2
DEFINITIONS

2.1                               Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth below or as otherwise specified herein:

“Act” has the meaning set forth in the Preamble.

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person.  Notwithstanding anything to the contrary herein, it is agreed that none of the Members or any of their respective Affiliates shall be treated as Affiliates of the Company or any Subsidiaries.

“Affiliate Agreement” means any agreement (or any amendment thereto) between the Company or the Subsidiaries, on the one hand, and any Member or any Affiliate of any Member, on the other hand.

“Affiliated REIT” means any Entity that directly or indirectly owns an Equity Interest in any GGP Member or any AS Owner Member (as the case may be) and that has elected to maintain its status as a REIT or that informs by delivery of written notice, at any time, to the Managing Member that it intends to elect REIT status.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Ala Moana Holding, LLC, as amended or modified from time to time in accordance with the terms hereof.

“Approved Owner” means (a) with respect to any GGP Member, (i) GGPI or (ii) any Controlled Affiliate of GGPI, (b) with respect to AS Owner Member, (i) AustralianSuper Pty Ltd or (ii) any Permitted Transferee or Controlled Affiliate of AustralianSuper Pty Ltd and (c) with respect to any other Person, a Controlled Affiliate of such other Person.

“AS Owner” has the meaning set forth in the Preamble.

“AS Owner Member” means any Member that is an Affiliate of AustralianSuper Pty Ltd.  As of the Effective Date, AS Owner is an AS Owner Member.

“Assessment” or “Assessments” has the meaning set forth in Section 6.3(b)(ii).

“Auditors” means a firm of independent certified public accountants of recognized national standing approved by the Members in accordance with Section 6.2.

“Available Proceeds” means, with respect to any period of time, all Cash Flow for such period of time, as reduced by increases in Reserves and increased by reductions in Reserves (with the amount of Reserves to be subject to Section 6.2 and the applicable Loan Documents).

“Bankruptcy” means, with respect to any Person, if (a) such Person makes an assignment for the benefit of creditors, (b) such Person files a voluntary petition in bankruptcy, (c) such Person is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (d) such Person files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (f) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, or (g) ninety (90) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

“Bankruptcy Code” means the United States Bankruptcy Code 11.1 U.S.C. §§ 101, et seq.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal (or if they no longer publish, a comparable publishing source) as the “prime rate” at large U.S. money center banks.

“Base Rent” means the minimum rent, common area maintenance fees, marketing reimbursements and rent adjustments based on indexes (if any) (but excluding percentage rent), adjusted for any lease concessions or rent abatements (but not adjusted for tenant improvement allowances).

“Business Day” means any day on which commercial banks are open for business in New York, New York, other than Saturday and Sunday.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the immediately succeeding day that is a Business Day.

“Capital Account” has the meaning set forth in Section 3.4.

“Capital Call” has the meaning set forth in Section 3.2(a).

“Capital Contribution” means, with respect to any Member, the amount of money and the Gross Asset Value of any property contributed by such Member to the Company (net of any liabilities secured by such property or to which such property is otherwise subject at the time of the contribution of such property).

“Cash Flow” means, for any period for which Cash Flow is being calculated, gross cash receipts received by the Company and the Subsidiaries during such period (including proceeds from financings and capital events), net of expenditures paid (or required to be paid) by the Company and the Subsidiaries during such period.

“Cause Event” means any of the following that occurs after the date hereof:

(a)                                 the Managing Member commits a corporate felony or corporate fraud (as distinguished from the felony or fraud of an employee or other individual or individuals not acting in the name or on behalf of the Company or the Managing Member) with respect to the Property, the Company, any Subsidiary or any Member, or any (i) Managing Member Equity Owner or (ii) any Affiliate of the Managing Member which is a guarantor of obligations related to the Company, any Subsidiary or the Property commits a corporate felony or corporate fraud (as distinguished from the felony or fraud of an employee or other individual or individuals not acting in the name or on behalf of the Company or the Managing Member), which, in the case of (i) or (ii), has had or is reasonably likely to have a material adverse effect on the Company, any Subsidiary or the Property.

(b)                                 the Managing Member or any Affiliate of the Managing Member misapplies any funds derived from the Property (including lease payments, security deposits, insurance proceeds and condemnation awards), or commingles funds derived from the Property with other funds, unless the misapplication or commingling was (i) not intentional (provided, however, this item (i) shall only be operative from and after the third (3rd) such incident to which this clause (b) pertains), (ii) the Managing Member (or its Affiliate) promptly provides restitution thereof and (iii) if such misapplication or commingling was intentional, the responsible employee, agent or representative is terminated to the extent legally permissible;

(c)                                  the Managing Member commits intentional misrepresentation, gross negligence or willful malfeasance with respect to the Company, a Subsidiary or the Property that has a material adverse effect on the Company, a Subsidiary, the Property or any Member and, in the case of gross negligence, the Managing Member does not cease the conduct giving rise to such gross negligence and make financial restitution for the Losses resulting therefrom within thirty (30) days following receipt by the Managing Member of a Cause Notice with respect thereto from any other Member;

(d)                                 the liquidation, dissolution or Bankruptcy of the Managing Member;

(e)                                  a direct or indirect Transfer of all or part of the Interest of the Managing Member or any Affiliate thereof in violation of Article 8;

(f)                                   a Material Breach or a Material Financing Breach has occurred.

“Cause Notice” means a written notice given to the Managing Member by another Member (with a copy of the same being given to each other Member concurrently therewith) that (a) specifies the events that such Member believes have occurred and give rise to a Cause Event and (b) contains the following notice in bold, all upper-case letters:

“THIS IS A CAUSE NOTICE.  FAILURE TO ADDRESS THE CIRCUMSTANCES DESCRIBED HEREIN IN ACCORDANCE WITH THE LIMITED LIABILITY COMPANY AGREEMENT OF ALA MOANA HOLDING, LLC COULD RESULT IN YOUR REMOVAL AS MANAGING MEMBER.”

“Certificate” has the meaning set forth in Preamble.

“Closing Date” has the meaning set forth in Section 8.6(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preamble.

“Company Entity” or “Company Entities” means, individually or collectively, as applicable, the Company and the Subsidiaries.

“Company Guaranty Liabilities” has the meaning set forth in Section 6.6(c)(i).

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in U.S. Department of Treasury Reg. § 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a fiscal year or other period shall be determined in accordance with the rules of U.S. Department of Treasury Reg. § 1.704-2(d).

“Company Plan and Budget” has the meaning set forth in Section 5.1(a).

“Competitor” means any Person: (a) if the primary business of such Person or any Affiliate thereof is the operation of, or management of commercial shopping malls similar to the Property or commercial regional shopping malls (for this purpose, a Person that, together with its Affiliates, is primarily an institutional investor but that also has a division or subsidiary that manages properties consisting primarily of properties in which such Person and such Affiliates own interests will not be considered a Competitor); and (b) listed on Exhibit A hereto, their principals and their respective Affiliates.

“Confidential Information” means (a) all information, materials and data relating to any Company Entity or any Member or any Affiliate thereof that are not generally known to or available for use by the public (including this Agreement, information and materials relating to products or services, pricing structures (including historical or projected pricing, cost, sales and profitability of each product or service offered), accounting and business methods, financial data (including historical performance data, investment returns, valuations, financial statements or other information concerning historical or projected financial condition, results of operations or cash flows), inventions, devices, methods and processes, customers, clients and investors, customer, client and investor lists, copyrightable works and all technology, trade secrets and other proprietary information) and (b) all other information, materials and data, if any, which any Company Entity or any Member or Affiliate thereof is required by law or agreement to keep confidential.

“Contributing Member” has the meaning set forth in Section 3.3(a).

“Contributor” has the meaning set forth in the Preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (subject to customary consent and approval rights of the other owner or owners with respect to major decisions), whether through the ownership of voting Equity Interests or general partnership interests, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Affiliate” means, with respect to any Person (the “Specified Person”), any other Person (a) Controlled by such Specified Person and (b) in which such Specified Person owns directly or indirectly at least fifty percent (50%) of the Equity Interests; provided, however, that in determining such ownership, any class of preferred or similar Equity Interests issued in connection with complying with minimum shareholder or owner requirements applicable to REITs shall be ignored.

“Corporate Documentation” has the meaning set forth in Section 11.1.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for All Items, 1982-84 = 100, published monthly by the United States Department of Labor, Bureau of Labor Statistics.  If the Bureau of Labor Statistics changes the base period for computing the CPI or otherwise revises the manner in which the CPI is determined, an adjustment shall be made in the revised index which would produce results equivalent, as nearly as possible, to those which would be obtained hereunder if the CPI were not so revised.  If the CPI becomes unavailable because publication is discontinued or otherwise, there shall be substituted therefor a comparable index, reasonably acceptable to the Managing Member, based upon changes in the cost of living or the purchasing power of the consumer dollar, published by an agency of the federal government or in the absence thereof, by a nationally recognized financial reporting service.

“Deadlock” means that there is a failure of the Members entitled to vote on Major Decisions to unanimously reach agreement on a Major Decision after the conclusion of the Deadlock Dispute Period and the earlier to occur of (i) a meeting of a senior executive officer of each Member, at which such officers agree to negotiate in good faith to resolve the deadlock or disagreement over such Major Decision or (ii) thirty (30) days after delivery of the Deadlock Notice with respect thereto.

“Deadlock Dispute Period” has the meaning set forth in Section 6.3(a).

“Deadlock Notice” has the meaning set forth in Section 6.3(a).

“Deemed Approval Notice” means the following notice, which shall be in bold, all upper-cased letters:

“FAILURE TO RESPOND TO THIS REQUEST FOR CONSENT WITHIN FIVE (5) BUSINESS DAYS WILL CONSTITUTE DEEMED APPROVAL.”

“Default Action” has the meaning set forth in Section 6.6(a)

“Default Contribution” has the meaning set forth in Section 3.3(a)(iii).

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of the year or other period,

Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Designated Representative” means, with respect to a Member, the representative designated by such Member from time to time.  The Designated Representative of a GGP Member shall be a Person who holds the position of Senior Vice President or higher at GGPI or GGP Real Estate Holding I, Inc., a Delaware corporation. The Designated Representative of AS Owner shall be a Person who holds the position of senior investment manager title or higher at AustralianSuper Pty Ltd.  Managing Member hereby designates Shobi Khan as its initial Designated Representative, and AS Owner hereby designates Jack McGougan as its initial Designated Representative.

“Dilution Percentage Points” has the meaning set forth in Section 3.3(a)(iii).

“Disclosure Recipient” means, with respect to any Member, such Person’s Affiliates, and such Person’s and such Affiliates’ respective directors, officers, employees, representatives, agents, investors, attorneys or other financial or professional advisors, prospective purchasers or other prospective transferees (directly or indirectly) of all or any portion of such Member’s Interest and any prospective lender or other source of debt or equity financing to such Member, or any of such Member’s Affiliates, with respect to the Company.

“Effective Date” has the meaning set forth in the Preamble.

“Emergency Situation Response” means, with respect to the Property, reasonable actions, in light of the circumstances, taken in direct response to unanticipated emergency situations at the Property to mitigate the imminent threat of material property damage, personal injury or death.  For avoidance of doubt, restoration, redevelopment and any other actions that are included in an Emergency Situation Response shall only be such actions that are necessary to physically stabilize the Property and any such actions taken after any such emergency situation has been stabilized shall not be included in this definition.

“Entity” means a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof.

“Equity Interest” means (a) in the case of a corporation, shares of stock, (b) in the case of a general, limited or limited liability partnership, partnership interests, (c) in the case of a limited liability company, membership units/interests and (d) in the case of any other Entity, the comparable interests therein.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Existing Guaranty” means, collectively, those certain Guaranties listed on Exhibit B attached hereto.

“Existing Lender” means, collectively, those certain third-party holder or holders of the Existing Loan, together with their successors and assigns, under the Existing Loan Agreement.

“Existing Loan” means, collectively, those Loans set forth on Exhibit B attached hereto.

“Existing Loan Agreement” means, collectively, those certain Loan Agreements among the Property Owners and the Existing Lender (as the same has been amended, and as the same may be amended or restated from time to time) set forth on Exhibit B attached hereto.

“Expansion Project” means, collectively, those improvements to the Property consisting of (i) an approximately 675,000 square foot expansion of the Ala Moana Mall in Honolulu, Hawaii, which expansion will be commonly known as “Piikoi Wing” and anchored by Bloomingdale’s and Nordstrom, together with all appurtenances, fixtures, and tenant improvements now or hereafter constructed in connection with such expansion, (ii) the Nordstrom box redevelopment and backfill, and (iii) the renovation of the improvements at the Ala Moana Mall that include the reconfiguration of the center court, sun shading in the Nordstrom wing, renovation of the food court and related projects designed to create consistency throughout the Property, all as more fully set forth in the development plans and budget attached hereto as Exhibit C.

“Expansion Project Major Decision” means the approval of any change to (a) the Expansion Project budget set forth on Exhibit C which results in an aggregate decrease of five percent (5%) or more of the hard costs set forth therein, or (b) any material deviation from the plans set forth on Exhibit C or any material deviation from the current positioning of the Property (as a first class shopping mall in the United States) or the opening time table set forth on Exhibit C (including, without limitation, any anchor tenant opening time tables); provided, however, that an amount reallocated from contingency shall not be included in the calculation of any budget decrease pursuant to clause (a) of this definition.

“Expert” means an individual selected to resolve a Deadlock, which individual shall be competent, qualified by training and experience, disinterested and independent, and shall have a minimum of twenty (20) years’ experience in developing, repositioning, financing and/or operating, as may be applicable with respect to the Deadlock presented, of major multi-tenant retail/office building containing no less than 300,000 rentable square feet.

“Final Decision” has the meaning set forth in Section 6.3(b)(i).

“Fiscal Year” means each fiscal year of the Company, which shall be the calendar year.

“Fund” means a Superannuation Fund, trust, partnership or body corporate or similar vehicle that:  (a) is used or promoted to be used for collective investment by pooling the contributions of its members as consideration to acquire rights to benefits produced by the vehicle; (b) the contributing members of which do not have day-to-day control over the vehicle’s operation; and (c) is promoted to be offered to institutional or similar investors, is promoted to hold multiple assets, and is promoted to be open-ended.

“Fund Manager” means the professional manager, custodian, investment manager or trustee of a Fund.

“Funding Election” has the meaning set forth in Section 3.3(a)(iii).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“GGP Crisis Management Guidelines” shall mean the GGP Crisis Management Emergency Response Guidelines, dated January 29, 2013.

“GGP Holding” has the meaning set forth in the Preamble.

“GGP Member” means any Member that is an Affiliate of GGPI.  As of the Effective Date, GGP Holding and GGP Prime are GGP Members.

“GGP Prime” has the meaning set forth in the Preamble.

“GGPI” means General Growth Properties, Inc., a Delaware corporation.

“GGPI Code of Ethics” means the Code of Conduct of GGPI dated December 9, 2013 as the same is in effect from time to time, provided that the GGP Member has first notified the other Members of any changes thereto.

“GGPI Policies” means, individually and collectively, the Environmental Compliance Policy of GGPI (revised 01/01/2000), the GGP Crisis Management Guidelines and the Related Party Transactions Policy of GGPI dated May 15, 2014, as the same may be amended and/or replaced from time to time, provided that the GGP Member has first notified the other Members of any changes thereto.

“Governing Documents” has the meaning set forth in Section 12.16.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)                                 the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member and such contributing Member;

(b)                                 the Gross Asset Value of all property of the Company shall be adjusted to equal the respective gross fair market values of such property, as determined by the Managing Member in accordance with Treasury Reg. §1.704-1(b)(2)(iv), as of the following times:  (i) the acquisition of additional interests in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property of the Company as consideration for an interest in the Company; (iii) the liquidation of the Company; and (iv) the exercise of a noncompensatory option within the meaning of Treasury Reg. §1.704-1(b)(2)(iv)(f)(5); provided, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managing

Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c)                                  the Gross Asset Value of any property of the Company distributed to any Member shall be adjusted to equal the gross fair market value of such property on the date of distribution as determined by the Managing Member; and

(d)                                 the Gross Asset Values of assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)(m); provided, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Member reasonably determines that an adjustment pursuant to paragraph (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing profits and losses.

“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Initiating Member” has the meaning set forth in Section 6.3(a).

“Interest” means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.  Interest includes, without limitation, the “Units” defined and used under the Original Agreement and the “Membership Interests” defined and transferred under the Purchase Agreement.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Leasing Guidelines” means the leasing guidelines contained in a Company Plan and Budget.  The Leasing Guidelines may cover a period of more than one (1) year.

“Lender” means any third-party holder or holders of a Loan from time to time (including, without limitation, the Existing Lender).

“Loan” means a mortgage loan secured in whole or in part by the Property or any portion thereof (including the Existing Loan), or a so-called “mezzanine loan” secured by pledges of all or any portion of the Equity Interests, or the issuance of any preferred equity, in one or more Property Owners or other Subsidiaries.

“Loan Documents” means any loan documents evidencing or securing a Loan or any documents otherwise entered into with respect to any Loan, in each case, as the same may be amended or modified from time to time (including the Existing Loan Agreement).

“Loan Election” has the meaning set forth in Section 3.3(a)(ii).

“Losses” has the meaning set forth in Section 6.6(b).

“Major Decision” has the meaning set forth in Section 6.2.

“Major Decision Notice” means (a) any written notice issued by the Managing Member to the other Members in which the Managing Member proposes that the Company or a Subsidiary make, undertake or approve a Major Decision and (b) any written notice issued by a Member other than the Managing Member to the other Members in which the Member issuing such notice proposes that the Company or a Subsidiary make, undertake or approve a Major Decision specified in Section 6.2(d), Section 6.2(g) and/or Section 6.2(o) (for clarity, a Member other than the Managing Member may not propose any other Major Decision).

“Major Lease” means a lease for more than fifteen thousand (15,000) square feet of gross leasable area.

“Managing Member” means GGP Holding, in its capacity as managing member of the Company, and any successor appointed after the occurrence of removal of the Managing Member in accordance with Section 6.7.

“Managing Member Equity Owner” means, so long as a GGP Member is the Managing Member, GGPI and its Controlled Affiliates.

“Material Breach” means the Managing Member’s breach of this Agreement (other than breaches described in items (a) through (e) of the definition of “Cause Event” ) that (a) has or could reasonably be expected to have a material adverse effect on the Company, any Subsidiary or the Property and (B) is not cured within thirty (30) days following receipt by the Managing Member of a Cause Notice from any other Member specifying the nature of the breach; provided, however, that (v) if such breach or failure is not capable of being cured within such thirty (30) day period but it is capable of being cured and the Managing Member has commenced action to cure such breach or failure within such thirty (30) day period and thereafter diligently pursues such cure, such period of time shall be extended for up to an additional sixty (60) days (i.e., ninety (90) days total) while the Managing Member is acting diligently to cure such breach, (w) without limiting any other means of cure, such breach shall be deemed cured if the Managing Member makes full and complete financial restitution for any Losses to the Company or the Subsidiary arising from such breach, (x) Material Breach shall not include any breach of Section 3.2, Section 3.3, Section 8.5 or Section 8.6, (y) no failure to provide notice is a breach for purposes of this definition and (z) none of the breaches or failures referred to in clause (x) or (y) of this definition can give rise to a Material Breach.

“Material Financing Breach” shall mean an act or omission of the Managing Member that causes the Company or any Subsidiary to incur indebtedness for borrowed money in breach of Section 6.2(g) that is not cured within thirty (30) days following receipt by the Managing

Member of a Cause Notice from any other Member specifying the nature of the breach; provided, however, without limiting any other means of cure, such breach shall be deemed cured if the Managing Member makes full and complete financial restitution for the Losses to the Company or the Subsidiary arising from such breach.

“Member Group” means Members that are Affiliates of one another.

“Member Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in U.S. Department of Treasury Reg. § 1.704-2(i)(2), and the amount of Member Minimum Gain, as well as any net increase or decrease in Member Minimum Gain, for a fiscal year or other period shall be determined in accordance with the rules of U.S. Department of Treasury Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in U.S. Department of Treasury Reg. §1.704-2(i), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Liability for a fiscal year or other period shall be determined in accordance with the rules of U.S. Department of Treasury Reg. § 1.704-2(i)(2).

“Member Nonrecourse Liability” has the meaning of “partner nonrecourse liability” set forth in U.S. Department of Treasury Reg. § 1.704-2(b)(4).

“Members” has the meaning set forth in the Preamble.  The definition of Members includes the Persons listed on Schedule I as members, in their capacity as members of the Company, and each Person who is admitted to the Company as a substitute Member pursuant to Section 8.1, in its capacity as member of the Company, in each case (including in the case of a Person listed on Schedule I) for so long as such Person continues to be a member hereunder.

“Non-Contributing Member” has the meaning set forth in Section 3.3(a).

“Non-Controllable Items” means the minimum amount of funds needed to (a) pay and perform when due all of the obligations of the Company and the Subsidiaries under any Loans (other than the payment of costs referenced in clause (iv) of the last sentence of Section 6.6(a) that would not have been paid in the absence of the conduct referred to in such clause) and other documents to which the Company or any Subsidiary is or shall be a party or by which it or its assets are bound and which have been entered into prior hereto or in accordance with the terms hereof, (b) pay when due real estate and other taxes, utility charges and insurance premiums for the Company, any Subsidiary or any Company or Subsidiary assets, (c) comply with any legal requirement now or hereafter in force which shall be applicable to all or any part of the Company, any Subsidiary or any Company or Subsidiary assets (including the making of capital expenditures required for such compliance), (d) pay when due the fees and other amounts owing pursuant to the Property Management Agreement, (e) pay the costs and expenses of the Tax Matters Partner in accordance with Section 11.6, (f) pay amounts to be paid for indemnity pursuant to and subject to the terms of Section 6.6, including for advancement of expenses, (g) pay the cost of Emergency Situation Responses and (h) pay other costs and expenses which are not within the discretion of the Company or any Subsidiary.

“Non-Initiating Member” has the meaning set forth in Section 6.3(b)(i).

“Nonrecourse Deductions” has the meaning set forth in U.S. Department of Treasury Reg. §§ 1.704-2(b)(1) and 1.704-2(c).

“OFAC” has the meaning set forth in Section 9.11.

“Original Agreement” has the meaning set forth in the Preamble.

“Payment Default” has the meaning set forth in Section 3.3(a).

“Payment Default Loan” has the meaning set forth in Section 3.3(a)(ii).

“Payment Default Rate” means twenty percent (20%) per annum; provided, that in no event shall the Payment Default Rate exceed the highest rate permitted by applicable law.

“Percentage Interest” means, with respect to each Member, the percentage interest set forth opposite the name of such Member on Schedule I, subject to adjustment in accordance with this Agreement, including in accordance with Section 3.3.

“Permitted Cost Variance” means a Variance to the Company Plan and Budget for any Fiscal Year of no more than (a) ten percent (10%) of any line item and (b) no more than two and one-half percent (2.5%) of the total of all amounts set forth in such Company Plan and Budget (any amount reallocated from contingency to any line item shall be treated as included in such line item and such reallocation shall not be counted in determining whether a Variance has occurred). Notwithstanding anything herein to the contrary, in no event shall any fees payable pursuant to a Property Management Agreement or any other Affiliate Agreement be subject to the Permitted Cost Variance.

“Permitted Transferee” means (a) the Trust’s Fund Manager, or any change in the Trust’s Fund Manager, provided that such transfer or change does not result in a change to the direct or indirect beneficial ownership of interests held by the Trust; and/or (b) a transfer of the assets of the Superannuation Fund that is an Affiliate of AS Owner to (i) any successor Superannuation Fund, or (ii) any successor Fund Manager of that Superannuation Fund or its successor Superannuation Fund, in the case of clause (i) or (ii) resulting from an amalgamation, demerger, merger or corporate reconstruction of that Superannuation Fund.

“Person” means an individual or Entity.

“Plan Assets” means “plan assets” as defined in U.S. Department of Labor regulations found at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Property” means the shopping center in Honolulu, Hawaii collectively known as Ala Moana Center and located on the real property legally described in Exhibit D, together with all other real property hereafter acquired by the Company or any Subsidiary.

“Property Management Agreement” means the property management, development and leasing agreement (as same may be modified in accordance with its terms) by and between the Property Manager and the Company, pursuant to which the Property Manager shall provide certain property management, development and leasing services to the Company, as more particularly described in Section 5.2.

“Property Manager” means one or more Persons that serves as the “property manager” under a Property Management Agreement, as selected in accordance with this Agreement.  The initial Property Manager shall be an Affiliate of GGP Holding.

“Property Owners” means, collectively, Ala Moana Anchor Acquisition, LLC, a Delaware limited liability company, GGP Kapiolani Development L.L.C., a Delaware limited liability company, GGP Ala Moana L.L.C., a Delaware limited liability company, and Kapiolani Retail, LLC, a Delaware limited liability company.

“Purchase Agreement” has the meaning set forth in the Preamble.

“Purchasing Member” has the meaning set forth in Section 8.6(a).

“Qualified Manager” means, any Person, that (a) together with its Controlled Affiliates, owns, operates and/or manages at least ten (10) regional shopping malls with at least ten million (10,000,000) square feet of gross leasable area (excluding the Property) and (b) meets the requirements of the applicable Loan Documents.

“Qualified Transferee” means any Person that, together with its Affiliates, (a) has a net worth of at least $1,000,000,000 and owns directly or indirectly interests in, or manages, real estate assets or loans secured by real estate assets of at least $350,000,000, (b) is a qualified and permitted transferee under any Loan Documents, (c) in the case of a Transfer by a Member other than a GGP Member, is not a Competitor and (d) in the case of a Transfer by any other Member, (i) is an Entity that, in a joint venture or similar context, has not been (and whose Affiliates have not been) removed as a managing member (or the functional equivalent) by the other Member (or any Affiliates thereof) “for cause” and (ii) is an Entity that is not (and whose Affiliates are not) then engaged in litigation, arbitration or any other formal adversarial proceeding with the other Member (or any Affiliates thereof).

“Reimbursing Member” has the meaning set forth in Section 8.7(a).

“REIT” means real estate investment trust pursuant to Sections 856 through and including 860 of the Code.

“Related Persons” has the meaning set forth in Section 7.2(i).

“Removal Notice” has the meaning set forth in Section 6.7(a).

“Reserves” means amounts required for future working capital needs, operating expenses, contingent obligations and other purposes, of the Company and its Subsidiaries as set forth in the Company Plan and Budget or otherwise agreed upon by the Members.

“ROFO Below-Target Offer Price” has the meaning set forth in Section 8.5(d).

“ROFO Electing Notice” has the meaning set forth in Section 8.5(b).

“ROFO Initiating Member” has the meaning set forth in Section 8.5(a).

“ROFO Notice” has the meaning set forth in Section 8.5(a).

“ROFO Offered Interest” has the meaning set forth in Section 8.5(a).

“ROFO Purchase Option” has the meaning set forth in Section 8.5(b).

“ROFO Purchase Price” has the meaning set forth in Section 8.5(a).

“ROFO Recipient Member” has the meaning set forth in Section 8.5(a).

“ROFO Response Period” has the meaning set forth in Section 8.5(b).

“ROFO Sale Period” has the meaning set forth in Section 8.5(d).

“ROFO Target Price” has the meaning set forth in Section 8.5(d).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 8.6(a).

“Specified Person” has the meaning set forth in the definition of Controlled Affiliate.

“Subject Interest” has the meaning set forth in Section 8.6(a).

“Subsidiary” means, with respect to the Company, any Entity in which the Company (a) directly or indirectly holds at least a majority of the Equity Interests or (b) directly or indirectly holds a Controlling voting interest.  As of the Effective Date, the Subsidiaries consist of the Property Owners.

“Superannuation Fund” means any entity which is subject to supervision pursuant to the Superannuation Industry (Supervision) Act 1993 (Cth) or any successor legislation.

“Termination Trigger” means the occurrence of any of the following during the period from the date of a ROFO Electing Notice through the applicable Closing Date: a material casualty or condemnation to the Property, the Bankruptcy of the Company or any Subsidiary, a material payment default by a tenant under a Major Lease that remains uncured as of such Closing Date, or the Bankruptcy of a tenant under a Major Lease.

“TIAA” means Teachers Insurance and Annuity Association of America, a New York corporation.

“Transfer” has the meaning set forth in Section 8.1(a).

“Treasury Reg.” or “Treasury Regulations” means the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TRS” means a taxable REIT subsidiary (as such term is defined in section 856(l) of the Code and the Treasury Regulations promulgated thereunder) of an Affiliated REIT.

“Trust” means AustralianSuper.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia.

“Variance” means, with respect a cost or expense item or items, the amount by which such item or items exceeds the amount set forth therefor in the applicable line item or budget, as the case may be.

ARTICLE 3
CAPITAL CONTRIBUTIONS;
CAPITAL ACCOUNTS

3.1                               Capital Contributions.  The initial Capital Accounts of the Members shall be as set forth on Schedule I.  The Percentage Interest in the Company set forth on Schedule I shall be adjusted from time to time to the extent necessary to reflect accurately transfers, redemptions, conversions, Capital Contributions, the issuance of additional Equity Interests or similar events having an effect on a Member’s Percentage Interest.

3.2                               Additional Capital Contributions.

(a)                                 Any Member may, at any time or from time to time, request that each Member make additional Capital Contributions to fund (i) amounts required, due to a shortfall in Cash Flow, to fund amounts to be paid by the Company pursuant to Section 6.6(b) and amounts required to be paid by the Company pursuant to Section 6.6(c)(ii) on account of Company Guaranty Liabilities, (ii) amounts required, due to a shortfall in Cash Flow, to fund Non-Controllable Items (other than principal payments with respect to Loans, amounts referred to in clause (h) of the definition of Non-Controllable Items and, except as set forth in clause (i) above, amounts to be paid under Section 6.6), (iii) amounts required, due to a shortfall in Cash Flow, to fund expenditures that are consistent with an approved Company Plan and Budget (other than principal payments with respect to Loans), (iv) amounts approved by all Members pursuant to Section 6.2(c), and (v) amounts required to be called pursuant to a Final Decision on a Deadlock.  Any such request shall be made by delivering written notice (each, a “Capital Call”) to the other Members that (1) sets forth the amount of such Capital Contribution and (2) provides a reasonably detailed explanation of why such Capital Contribution is required and the anticipated use of such Capital Contribution.  Each Member shall, within fifteen (15) Business Days after receipt of a Capital Call, contribute its Percentage Interest of the amount specified in the Capital Call by delivering such amount to a Company or Subsidiary account that has been designated by the Managing Member at least three (3) Business Days prior to the date on which the Capital Call is required to be funded or, in the absence of an account designation by the Managing Member, to a Company or Subsidiary account designated by the Member initiating the Capital Call.  Each Capital Contribution shall be made by wire transfer of immediately available funds to the account designated pursuant to this Section 3.2(a).

(b)                                 Other than as set forth in this Section 3.2, the Members shall not be obligated to make Capital Contributions to the Company.

(c)                                  The Managing Member shall cause the Company to return to the Members all or any portion of any Capital Contribution that is not used for the purpose for which it was called.  Amounts to be returned to the Members that are described in the first sentence of this Section 3.2(c) shall be returned to all Members in proportion to the Capital Contribution made by each such Member in the applicable Capital Call.

3.3                               Payment Default.

(a)                                 If any Member (a “Non-Contributing Member”) does not make full payment when due (a “Payment Default”) of any Capital Contribution that is required pursuant to a Capital Call given in accordance with Section 3.2 and such Payment Default is not cured within five (5) Business Days after written notice to such Member from another Member with respect to such Payment Default, then the Members that are not Non-Contributing Members (each a “Contributing Member”), may pursue one or more of the following actions:

(i)                                     Submit a request to the Managing Member after the expiration of the Non-Contributing Member’s cure period for a refund of all of the Capital Contributions made by the Members pursuant to such Capital Call, in which case the Managing Member may, in its sole discretion, cause the Company to immediately refund such amounts to such Contributing Members.  Upon the return of such Capital Contributions pursuant to this Section 3.3(a)(i), such Capital Call shall be deemed not to have been made; or

(ii)                                  If the Capital Contributions made by the Contributing Members have not been returned pursuant to Section 3.3(a)(i), elect, by written notice (the “Loan Election”) to the Managing Member, to advance as a loan to the Non-Contributing Member (a “Payment Default Loan”) an amount equal to the Payment Default, and such Payment Default Loan shall be made pursuant to this Section 3.3(a)(ii) within five (5) Business Days after the last such Contributing Member’s Loan Election.  Each Payment Default Loan (x) shall be a loan by the Contributing Member to the Non-Contributing Member (if there is more than one Person comprising Contributing Member, each such Person shall make such portion of such Payment Default Loan on a pro rata basis in accordance with such Person’s respective Percentage Interest in the Company, or as such Persons shall otherwise agree), (y) shall bear interest at a rate equal to the Payment Default Rate, and (z) to the extent not previously repaid directly by the Non-Contributing Member to the Contributing Member, shall be repaid solely from Available Proceeds (with all costs associated with the Payment Default Loan being the responsibility of the Non-Contributing Member) pursuant to Section 4.2 or upon Transfer of the Non-Contributing Member’s Interest pursuant to Section 8.5 or Section 8.6.  The Capital Account of the Contributing Member shall not be credited with the amount of any Payment Default Loan (unless contributed to capital pursuant to Section 3.3(a)(iii)).  The repayment of a Payment Default Loan and payment or reimbursement of any interest or expenses thereunder shall not constitute a return of Contributing Member’s Capital Contributions and shall not reduce the Contributing Member’s Capital Account.  If

Contributing Member consists of more than one Person, payments with respect to such Payment Default Loan shall be made to such Persons in proportion to the principal amounts advanced by them and payments with respect to a Payment Default Loan shall be applied first to accrued interest and then to principal.  Payment Default Loans shall be secured by the Non-Contributing Member’s Interest.  The Non-Contributing Member hereby grants a security interest in its Interest to the Contributing Member (and if there is more than one Contributing Member, on a pari passu basis to all such Contributing Members) to secure repayment of all Payment Default Loans and the Non-Contributing Member hereby irrevocably appoints such Contributing Member(s), and any of its respective officers, managers or agents, as its attorney-in-fact coupled with an interest with full power to prepare and execute any documents, instruments and agreements, including such Uniform Commercial Code Financing Statements, continuation statements, and other security instruments as may be appropriate to perfect and continue its security interest in favor of the Contributing Member; and/or

(iii)                               If a Payment Default Loan is not repaid in full within one hundred eighty (180) days of the date such Payment Default Loan is advanced, elect, by written notice (the “Funding Election”) to the Managing Member, to contribute to the Company as a Capital Contribution by the Contributing Member (a “Default Contribution”) the outstanding amount of the Payment Default Loan and accrued interest thereon, and such Default Contribution shall be made pursuant to this Section 3.3(a)(iii) within five (5) Business Days after the Contributing Member’s Funding Election.  Upon the making of a Default Contribution, the applicable Payment Default Loan shall no longer be outstanding and the Members’ respective Percentage Interests shall be adjusted pursuant to this Section 3.3(a)(iii), effective as of the date of the Default Contribution.  The Percentage Interest of the Non-Contributing Member immediately prior to such adjustment shall be reduced by a number of percentage points equal to the Dilution Percentage Points, and the Percentage Interest of the Contributing Member shall be increased by a number of percentage points equal to the Dilution Percentage Points (if there is more than one Person comprising Contributing Member, allocated among such Persons in the same proportions as they advanced the applicable Payment Default Loan).  The “Dilution Percentage Points” means a fraction, expressed as a percentage, the numerator of which is the amount of the applicable Default Contribution multiplied by two (2), and the denominator of which is the total, cumulative Capital Contributions of all Members immediately after giving effect to the Default Contribution.  If the aggregate Percentage Interests of the Members in a Member Group is reduced below eighty percent (80%) of their aggregate Percentage Interests on the Effective Date and notwithstanding anything to the contrary contained herein, such Members shall cease to have any approval rights with respect to Major Decisions.  The foregoing adjustments shall be automatic and without further action by any Member.  Notwithstanding the foregoing, each Member agrees to execute such documents and take such additional actions are may be reasonably requested by any other Member to evidence such adjustments.

(b)                                 Each Member hereby specifically agrees that, in the event such Member becomes a Non-Contributing Member, regardless of the reason therefor, such Member shall not be entitled to claim that the Company or any of the other Members is precluded, on the basis of any fiduciary or other duty arising in respect of such Member’s status as such or other equitable claim or theory, from seeking any of the penalties or other remedies permitted under this Agreement.  For avoidance of doubt, the remedies expressly provided in this Section 3.3 shall be the exclusive remedies available with respect to a Payment Default, and neither the Members nor the Company may pursue any other remedies at law or in equity with respect to a Payment Default.

3.4                               Capital Accounts; Allocations.  The Company shall maintain a separate capital account for each Member (each, a “Capital Account”) according to the rules of U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv).  For this purpose, the Company may, upon the occurrence of any of the events specified in U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)(f) or (d), increase or decrease the Capital Accounts in accordance with the rules of such regulation and U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.  Items of Company income, gain, loss, expense or deduction for any fiscal period shall be allocated among the Members in such manner that, as of the end of such fiscal period and to the greatest extent possible, the Capital Account of each Member shall be equal to the sum of (i) the Member’s share of Company Minimum Gain and Member Minimum Gain and (ii) the respective net amount, positive or negative, that would be distributed to such Member from the Company or for which such Member would be liable to the Company under this Agreement, determined as if, on the last day of such fiscal period, the Company were to (a) liquidate the assets of the Company for an amount equal to their book value (determined according to the rules of U.S. Department of Treasury Reg. §1.704-1(b)(2)(iv)) and (b) distribute the proceeds in liquidation in accordance with Section 10.2.

ARTICLE 4
DISTRIBUTIONS

4.1                               Distributions.

(a)                                 The Managing Member shall cause the Company to make distributions to the Members of all Available Proceeds as soon as practicable, which in any event shall be (i) at least quarterly in the case of Available Proceeds from operations and (ii) no later than ten (10) days after Available Proceeds from capital transactions are received by the Company.  Available Proceeds shall be distributed to the Members, pro rata and pari passu, in accordance with the Members’ respective Percentage Interests.

(b)                                 Any distribution by the Company pursuant to this Agreement to the Person shown on the Company’s records as a Member or as the transferee of such Person’s right to receive such distributions (or to either such Person’s legal representative), shall acquit the Company and the Managing Member of all liability to any other Person that may be interested in such distribution by reason of any Transfer of such Person’s interest in the Company for any reason (including a Transfer of such interest by reason of the death, incompetency, Bankruptcy or liquidation of such Person).

(c)                                  With respect to each Fiscal Year, the Managing Member shall cause the Company to distribute an amount which would be sufficient to allow the Company to (i) satisfy the distribution requirements set forth in Section 857(a) of the Code, and (ii) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code, determined as if the Company were taxed as a REIT.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Managing Member on behalf of the Company shall be required to make a distribution to any Member on account of its interest in the Company to the extent such distribution would violate the Act or other applicable law.

4.2                               Repayment of Payment Default Loans.  Notwithstanding the provisions of Section 4.1 to the contrary, to the extent any Payment Default Loans are outstanding at the time that a distribution is to be made pursuant to the terms of this Agreement, then all amounts otherwise distributable to a Non-Contributing Member under Section 4.1 shall be distributed directly to the Contributing Member (or, if there is more than one Contributing Member, to the Contributing Members on a pro rata basis based on the outstanding principal amount of such Payment Default Loans loaned by such Contributing Members) and deemed to constitute distributions to the Non-Contributing Member followed by deemed payments of accrued interest and principal on all outstanding Payment Default Loans by the Non-Contributing Member to the Contributing Member until such time as all Payment Default Loans have been repaid in full.  All amounts paid to a Contributing Member in satisfaction of a Payment Default Loan pursuant to the terms of this Section 4.2 shall be deemed to have been distributed to the Non-Contributing Member for all purposes of this Agreement (including the determination of the Non-Contributing Member’s Capital Account balance).

ARTICLE 5
COMPANY PLAN AND BUDGET; PROPERTY MANAGEMENT

5.1                               Company Plan and Budget.

(a)                                 A plan and budget is to be approved for the Company and the Subsidiaries for each Fiscal Year (the “Company Plan and Budget”) in accordance with this Section 5.1.  After approval of a proposed Company Plan and Budget in accordance with this Section 5.1 but subject to limitations contained herein, including in Section 6.2, the Managing Member shall use commercially reasonable efforts to implement such Company Plan and Budget.  The Company Plan and Budget for a Fiscal Year shall identify vendors and proposed vendors to the Company or any Subsidiary that are Affiliates of the Managing Member (other than the Property Manager existing as of the Effective Date and other than with respect to the services to be provided by the Managing Member under this Agreement).

(b)                                 Attached hereto as Exhibit E is a plan and budget for the period beginning on January 1, 2015 and ending on December 31, 2015 and the Members hereby approve such budget as the Company Plan and Budget for the remainder of 2015.

(c)                                  No later than November 1 of each calendar year, the Managing Member shall present a draft proposed Company Plan and Budget for the following year to the Members and no later than December 1 of each calendar year, the Managing Member shall present a final proposed Company Plan and Budget for the following year to the other Members for their consideration and approval and such proposed Company Plans and Budgets shall be in the form attached hereto as Exhibit E or another form containing substantially the same information.  The other Members shall approve or disapprove the final proposed Company Plan and Budget by delivering written notice of such approval or disapproval to the Managing Member (and delivering a copy of the same disapproval notice to each other Member concurrently therewith) no later than thirty (30) days after the date on which the Managing Member delivered such final proposed Company Plan and Budget to the other Members, and the provisions of Section 6.9 shall apply with respect thereto.  Upon Managing Member’s timely receipt from a Member of its disapproval regarding the proposed Company Plan and Budget or any component thereof, Managing Member shall diligently undertake to modify the disapproved matters.  All Members shall act in good faith in order to agree upon each Company Plan and Budget and provide for the continued orderly operation of the Property.  Pending the resolution of any such dispute, the Company Plan and Budget (including the Leasing Guidelines) then in effect shall remain in effect to the extent applicable and with respect to the specific items disapproved by any Member, increased by the greater of the CPI and three percent (3%) and by such amounts as may be necessary to account for Non-Controllable Items.

(d)                                 The Managing Member shall have the right, from time to time during each Fiscal Year, to submit a proposed amendment to the Company Plan and Budget for such Fiscal Year to the other Members for approval.  Following delivery of any proposed amendment to a Company Plan and Budget, the other Members shall be required to approve or disapprove such proposed amendment to the Company Plan and Budget no later than thirty (30) days after the date on which the Managing Member has submitted the proposed amendment to the other Members, and the provisions of Section 6.9 shall apply with respect thereto.  If a Member disapproves an amendment to a Company Plan and Budget, the Company Plan and Budget then in effect shall remain in effect without regard to such amendment.

(e)                                  The Managing Member is not making, and shall not be deemed to have made, any guaranty or warranty of the fiscal estimations set forth in any Company Plan and Budget.

5.2                               Property Management Agreement.

(a)                                 The Property Owners may enter into a Property Management Agreement with the Property Manager that will govern the management, development, leasing and daily operation of the Property as more particularly set forth therein.  The Company shall cause the Property Owners to pay the Property Manager under the Property Management Agreement the fees, expenses and other amounts set forth therein, in accordance with the terms thereof.

(b)                                 The Managing Member shall supervise the Property Manager and use commercially reasonable efforts to cause (or, if the Property Manager is an Affiliate of the Managing Member, cause) the Property Manager to carry out its obligations under the Property Management Agreement.  The Managing Member may grant any consent or take any other act under the Property Management Agreement without the consent of any other Member except that the consent of the other Members must be obtained if the granting of such consent or taking of such other action requires such consent under the express terms of this Agreement.

(c)                                  If the Managing Member determines in good faith that the Property Manager is in default under a Property Management Agreement, the Managing Member shall promptly notify all Members of such default by the Property Manager and promptly cause the applicable Property Owner to enforce its rights, as owner, under such Property Management Agreement.  If a Member other than the Managing Member believes in good faith that the Property Manager is in default under any Property Management Agreement and notifies the Managing Member thereof, the Managing Member shall, on behalf of the Company, if the Managing Member agrees in good faith that the Property Manager is in default under such Property Management Agreement, notify the Property Manager of such alleged default and promptly cause the applicable Property Owner to enforce its rights, as owner, under such Property Management Agreement.  If (i) such other Member shall notify the Managing Member that such other Member believes in good faith that the Property Manager is in default under a Property Management Agreement, (ii) the Managing Member shall fail to cause the applicable Property Owner to enforce its rights, as owner, under such Property Management Agreement with respect to such default and (iii) the Property Manager is an Affiliate of the Managing Member, such other Member shall have the right, on behalf and in the name of the Company, after providing written notice to all other Members, to cause the applicable Property Owner to (x) enforce such Property Owner’s rights, as owner, under such Property Management Agreement (including any termination right, if applicable, and other rights) with respect to such default and (y) if such Property Management Agreement is terminated, execute a commercially reasonable property management agreement with a replacement Property Manager that is a Qualified Manager, not an Affiliate of any Member and that is selected by all the Members excluding the Managing Member.

ARTICLE 6
MANAGEMENT

6.1                               Management Authority.

(a)                                 Except as expressly otherwise provided herein, the management of the Company shall be vested exclusively in the Managing Member, and the Managing Member shall have the exclusive power and authority to administer the business, assets, conduct and affairs of the Company and the Subsidiaries.  Subject to the express rights of the Members to consent to or approve certain matters as set forth in this Agreement, the Managing Member shall have the exclusive power on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform any and all acts and enter into and perform any and all contracts and other activities on behalf of the Company and the Subsidiaries as the Managing Member reasonably deems necessary, appropriate or desirable to carry out the purposes of the Company.

(b)                                 The Managing Member shall discharge its duties as provided for in this Agreement.  Subject to the limitations contained herein, including in Section 6.2, the Managing Member shall, on behalf of the Company and the Subsidiaries and to the extent Company or Subsidiary funds are available therefor, (1) use commercially reasonable efforts to implement the Major Decisions that have been approved by all Members and the then applicable Company Plan and Budget, including, to the extent applicable, causing the Subsidiaries to take any such necessary actions or make any such necessary decisions to implement such approved Major

Decisions and such Company Plan and Budget, (2) conduct the business and affairs of the Company and the Subsidiaries in a commercially reasonable manner, including by causing the Property Owners to enforce and perform obligations under any Loan or other agreement entered into by or binding upon the Company or any Subsidiary, (3) procure and maintain all insurance policies and coverages to be obtained and maintained by the Company or any Subsidiary pursuant to any Loan or this Agreement (unless the failure to obtain the insurance required pursuant to this clause (3) is the result of the failure, after use of reasonable efforts, to locate such coverage in the marketplace) and promptly obtain any automatic reinstatement (by endorsement or otherwise) for any earthquake and/or flood insurance for the Property required at any time and from time to time to bring such earthquake and/or flood insurance coverage (including sub-limits) up to a minimum of $400,000,000 (or such higher amount as may be required by any Loan or this Agreement or otherwise recommended by the Managing Member) per item of occurrence in the event such insurance is used and a claim is made in connection with other assets other than the Property, (4) pay all obligations of the Company and the Subsidiaries when due, including real estate taxes for the Property, and (5) use commercially reasonable efforts to enter into leases in accordance with the applicable Company Plan and Budget and the Property Management Agreement.  The Managing Member shall devote sufficient time to perform its duties hereunder in accordance with this Agreement.  Without the prior written consent of the other Members, the Managing Member shall not delegate any of its rights or powers to manage and control the business and affairs of the Company.

(c)                                  Without affecting the express rights of the Members herein as between themselves, third parties dealing with the Company may rely conclusively upon the power and authority of the Managing Member and on its acts as having been authorized and the Managing Member’s execution of any agreement or document on behalf of the Company is sufficient to bind the Company for all purposes.

6.2                               Major Decisions.  Notwithstanding anything to the contrary contained in this Agreement, each matter, action and decision, including the granting of any option or entering into of any agreement to do any such matter, action or decision, listed below (each, a “Major Decision”) shall, subject to Section 3.3, Section 5.2, Section 6.3 and Section 6.7(c), require (and the Managing Member shall not cause the Company to effect, take or make any such matters, actions, decisions, options or agreements, or cause the Subsidiaries to do any of such things, without) the approval of each Member which, together with its Affiliates, then owns in the aggregate at least a twenty-four and 99/100 percent (24.99%) Percentage Interest; provided, that notwithstanding the foregoing, in the event that TIAA is admitted as a Member, the approval of TIAA shall be required for each Major Decision as long as TIAA owns in the aggregate at least a twelve and one-half percent (12.5%) Percentage Interest; and provided, further, that in the event that any one or more GGP Members sell, in the aggregate, at any time either a twelve and one-half percent (12.5%) Percentage Interest or a twelve and 49/100 percent (12.49%) Percentage Interest to any Person and the resulting aggregate Percentage Interest of the GGP Members is less than 62.5%, then upon such Person being admitted as a Member (if applicable), the approval of each Member which, together with its Affiliates, then owns in the aggregate at least a twelve and 49/100 percent (12.49%) Percentage Interest (instead of the aforementioned 24.99% Percentage Interest) will be required instead:

(a)                                 approving the Company Plan and Budget for a Fiscal Year (and all amendments and updates thereto), including the amount of Reserves set forth therein (but this clause (a) shall not cover deviations from such Company Plan and Budget, which are addressed in clause (b) below);

(b)                                 making by the Company and the Subsidiaries of expenditures in a Fiscal Year that exceed the Company Plan and Budget for such Fiscal Year in excess of the Permitted Cost Variance; provided, however, that, none of a Non-Controllable Item, an expenditure authorized pursuant to another clause of this Section 6.2 or another section of this Agreement or a Company distribution shall be limited by this paragraph and the amount by which any such expenditure or distribution exceeds the amount therefor set forth in such Company Plan and Budget shall not be counted in determining whether a variance or deviation has occurred;

(c)                                  calling any Capital Contributions by the Members other than pursuant to Section 3.2(a)(i),(ii), (iii), or (v);

(d)                                 any sale or transfer (other than a condemnation or other involuntary transfer) of the Property (other than personal property) or any portion thereof or interest therein; provided, that this clause (d) shall not cover the leasing of space within the Property and shall exclude the development parcels set forth on Exhibit F, the sale of which for no consideration payable directly or indirectly to the Company or any Subsidiary has been approved hereby;

(e)                                  except as expressly authorized herein, admitting any new member in the Company, the issuance, redemption, purchase or sale by the Company of any Equity Interest in the Company or the purchase by the Company or any Subsidiary of any real property;

(f)                                   amending, modifying, supplementing or terminating this Agreement, the Certificate or the organizational or formation documents of any Subsidiary, or agreeing to amend, modify, supplement or terminate this Agreement, the Certificate or the organizational or formation documents of any Subsidiary, except as expressly authorized herein;

(g)                                  the incurrence by the Company or any Subsidiary of any indebtedness for borrowed money or entering into, amending or modifying by the Company or any Subsidiary of any financing, refinancing or Loan transaction involving indebtedness for borrowed money, or the granting by the Company or any Subsidiary of preferred equity or a security interest in any assets of the Company or any Subsidiary, and in each case approving the terms thereof and any documentation therefor (including all guaranties and indemnities), as well as any related arrangements such as interest rate hedging transactions (provided that, in no event shall such incurrance exceed the greater of (i) the aggregate principal and accrued interest on any then-current Loan, or (ii) the loan to value ratio, calculated as a percentage of the total appraised value of the Property as determined by an independent third-party appraiser in accordance with such Loan transaction, after giving effect to such indebtedness exceeds 50% (for clarity and without limitation, this paragraph (g) shall not cover the incurrence of trade payables, equipment leases and other liabilities in the ordinary course of business, or amounts due under any refinancing of existing indebtedness upon maturity thereof));

(h)                                 (i) entering into, or amending, modifying, supplementing or waiving any material provision, or termination, by the Company or any Subsidiary, of a Major Lease; (ii) entering into any other lease with an in-line tenant (i.e., other than a kiosk, cart or storage space lease) where the amount of the first year Base Rent is more than fifteen percent (15%) less than the first year Base Rent for the applicable rentable area specified in the applicable Company Plan and Budget; or (iii) amending, modifying, supplementing or waiving any other lease with an in-line tenant (i.e., other than a kiosk, cart or storage space lease) which results in a greater than fifteen percent (15%) reduction in the contracted-for rent);

(i)                                     amending, modifying, supplementing or waiving by the Company or any Subsidiary of any provision of, or termination by the Company or any Subsidiary of, a Property Management Agreement or the engagement by the Company or any Subsidiary of any replacement or additional property manager, developer or leasing agent for the Property (but this paragraph shall not cover (A) agreements to pay commissions to a tenant’s leasing agent, (B) the assignment of the rights of Property Manager under the Property Management Agreement to an Affiliate of GGPI or pursuant to Section 8.5 (provided that written notice of such assignment is delivered to all the Members concurrently therewith), or (C) the exercise of a Member’s rights pursuant to Section 5.2(c));

(j)                                    entering into, amending, modifying, supplementing or waiving any material provision of or terminating any Affiliate Agreement except as provided in Section 5.2(c);

(k)                                 consolidating or merging the Company or any Subsidiary with or into any other Person or the engaging by the Company or any Subsidiary in any recapitalization, joint venture or other business combination, or the termination or dissolution of the Company or any Subsidiary;

(l)                                     to the fullest extent permitted by applicable law, dissolving or liquidating the Company or any Subsidiary, in whole or in part, making by the Company or any Subsidiary of an assignment for the benefit of creditors, filing or otherwise initiating on behalf of the Company or any Subsidiary, as debtor, a petition in Bankruptcy, petitioning or applying by the Company or any Subsidiary to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or any Subsidiary or for a substantial part of its property, commencing by the Company or any Subsidiary, as debtor, of any proceeding under any Bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, admitting by the Company or any Subsidiary of its inability to pay its debts generally as they become due or authorizing any of the foregoing to be done or taken on behalf of the Company or any Subsidiary, or consenting to or acquiescing in by the Company or any Subsidiary of the filing or other initiation of an involuntary petition for relief against the Company or any Subsidiary under any Chapter of the Bankruptcy Code or for the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) for the Company or any Subsidiary or all or substantially all of its assets;

(m)                             initiating, engaging in, abandoning, filing or settling, on behalf of the Company or any Subsidiary, lawsuits or other proceedings, except for (A) actions to recover rents (including the imposition and execution of liens on tenants’ property) and other amounts payable to any Subsidiary under leases affecting the Property, or to enforce rights for nonmonetary breaches or defaults under such leases, provided that the expenditure of amounts in excess of $2,000,000 with respect to any applicable tenant action shall constitute a Major Decision, (B) the defense by insurers of insured claims (subject to any applicable deductible), (C) an action against a vendor, supplier or subcontractor in the ordinary course of business which does not involve an amount in excess of $2,000,000, or (D) settling any suit brought by a tenant or other liability claim which does not involve (i) an amount in excess of $2,000,000 or (ii) claims by such tenant or other party of fraud or criminality against the Company or any Subsidiary (but the expenditure of amounts below the thresholds set forth in this clause (m) is authorized);

(n)                                 amending, modifying, supplementing or terminating, or consenting to an amendment, modification, supplementation or termination of, any of the organizational documents or governing documents (e.g., certificate of formation, limited liability company agreement and the like) of any Subsidiary, except for such reasonable and customary amendments and modifications as may be required by a Lender to the Company;

(o)                                 except as expressly set forth in this Agreement, selling, encumbering or pledging any of the Equity Interests in the Subsidiaries;

(p)                                 making any distributions in kind by the Company;

(q)                                 the incorporation or formation of any Subsidiary other than the Property Owners and other than a TRS of an Affiliated REIT;

(r)                                    approving the Company’s Auditors if other than those set forth on Exhibit G (with those on Exhibit G being hereby approved by all Members);

(s)                                   changing the fiscal year of the Company or any Subsidiary;

(t)                                    approving the delegation by the Managing Member of any of its responsibilities, duties, obligations or liabilities under this Agreement;

(u)                                 approving a capital project (other than the Expansion Project, which is hereby approved) by the Company or any Subsidiary the cost or expense of which exceeds $250,000; provided the aggregate amount of capital projects of $250,000 or less cannot exceed $500,000 in any fiscal year (unless such projects have been approved hereunder or are included in the approved Company Plan and Budget);

(v)                                 any Expansion Project Major Decision (with change orders not constituting an Expansion Project Major Decision being hereby approved);

(w)                               the determination to deviate from Section 11.6(c)(ii);

(x)                                 the selection of banks for deposit of Company and Subsidiary funds (other than those listed or described on Exhibit H), and the designation of Persons with signatory authority over withdrawal of such funds (other than individuals listed on such exhibit and their successors);

(y)                                 approving or settling by the Company or any Subsidiary of any matters relating to (i) any casualty affecting the Property involving an amount of more than $10,000,000 or (ii) any condemnation or eminent domain proceeding affecting the Property (other than as required under applicable Loan Documents);

(z)                                  using or referencing in any way the name of, or any affiliation with, AS Owner or any Affiliate of AS Owner in any business representation or advertising;

(aa)                          except as otherwise expressly set forth in this Agreement, making any tax decision or tax election (including decisions that could impact an Affiliated REIT’s status as a REIT, accounting method changes, and decisions made in connection with a tax audit) that is reasonably likely to have a material effect on the Company, any Subsidiary, the Property or any Member;

(bb)                          making on behalf of the Company or any Subsidiary any political contribution;

(cc)                            changing the name of the Company;

(dd)                          except as required under a Loan Document, making a material change to the type and amount of the insurance coverages maintained by the Company and the Subsidiaries (the Members hereby approve the insurance coverage maintained by the Company and the Subsidiaries on the date hereof provided that AS Owner is named as an additional insured to the extent of its interest in the Company);

(ee)                            taking by the Company or any Subsidiary of any action inconsistent with the provisions of Section 1.4 hereof; and

(ff)                              any other action which expressly requires the consent of all Members under this Agreement.

6.3                               Decision-Making Deadlock.

(a)                                 In the event the Members entitled to vote on a Major Decision fail to unanimously reach agreement on such Major Decision, a Member may, within five (5) Business Days following such failure to agree, request by written notice to the Managing Member (with a copy of such notice delivered to the other Members concurrently therewith) a meeting of the Designated Representatives.  The Designated Representatives of all of the Members shall meet within thirty (30) days (the “Deadlock Dispute Period”) of such failure to agree to negotiate in good faith in order to try to resolve the deadlock or disagreement over the Major Decision.  Failure of the Designated Representatives to meet shall not preclude a Deadlock from occurring.  Upon expiration of the Deadlock Dispute Period, if the Members have not unanimously reached agreement on the Major Decision in dispute, a Member may issue a written notice to the other Members stating that failure to reach agreement on such Major Decision will give rise to a Deadlock (a “Deadlock Notice”).  For purpose of this Section 6.3, unanimous agreement will be deemed to have been reached if the Deadlock Notice is withdrawn within such thirty (30)-day period by the Member issuing such Deadlock Notice (the “Initiating Member”).

(b)                                 In the event of a Deadlock, the Initiating Member shall submit the Deadlock to dispute resolution in Chicago, Illinois and the following provisions shall apply:

(i)                                     The Initiating Member shall, within thirty (30) days following delivery of the Deadlock Notice, propose to the other Members (each, a “Non-Initiating Member”) the Initiating Member’s Expert.  Within ten (10) Business Days following receipt of such proposed Expert, the Non-Initiating Members shall, by delivery of written notice to the Initiating Member, either (A) agree that the Initiating Member’s proposed Expert shall determine the Deadlock, or (B) propose a second Expert.  If the Non-Initiating Member fails to provide such written notice within such time frame, the Initiating Member’s Expert shall be the sole Expert to resolve the Deadlock and render a Final Decision (as hereinafter defined).  If the Non-Initiating Member proposes a second Expert, the two (2) Experts shall, within ten (10) Business Days, mutually appoint a third Expert and give written notice thereof to the Members.  The Expert, or three member panel of Experts, as applicable, appointed pursuant to this Section 6.3(b)(i) shall proceed to make the final determination with respect to the Deadlock as herein set forth (the “Final Decision”).  The Final Decision with respect to the Deadlock shall be conclusive and binding on the parties.

(ii)                                  Within ten (10)  Business Days following the selection of the Expert(s) pursuant to Section 6.3(b) hereof, the Initiating Member shall provide the Initiating Member’s Assessment (as hereinafter defined) of the Deadlock to the Expert(s) and the Non-Initiating Members, and the Non-Initiating Members shall provide the Non-Initiating Members’ Assessment of the Deadlock to the Expert(s) and to the Initiating Member, in each case together with written statements and supporting materials in support of their respective Assessment of the Deadlock and in opposition to the competing Assessment of the Deadlock.  The Initiating Member’s determination of the Deadlock and the Non-Initiating Members’ determination of the Deadlock shall individually and collectively, as the context may require, be referred to as the “Assessment” or “Assessments”.  If either the Initiating Member or the Non-Initiating Members shall fail to submit its Assessment of the Deadlock to the Expert(s) within the ten (10) Business Day period specified above, then the Final Decision of the Expert(s) shall be deemed to be the Assessment of the Deadlock submitted by the other party, and such Final Decision of the Deadlock shall be conclusive and binding on the Company and the Members.

(iii)                               Upon receipt of the Assessments by the Expert(s), the Expert(s) shall provide to the Members:  (A) a place (which shall be located in Chicago, Illinois) at which the Expert(s) shall hold a hearing in respect of the Deadlock; (B) a choice of three (3) Business Days out of the coming fifteen (15) Business Days for the parties to hold such hearing (provided that none of such three (3) Business Days shall be earlier than the fifth (5th) Business Day after such choice is received by the Members); and (C) a copy of the rules (including rules for the submission of additional evidence) for such hearing set by the Expert(s). The Members shall select one (1)  of the three (3)

available Business Days and hold the hearing in accordance with the rules set by the Expert(s); provided, that the Expert(s) shall have the discretion to determine to extend such hearing to as many as three (3) Business Days.  The Expert(s) shall make their decision based on the concurring decision of a majority of the Expert(s) and shall endeavor to render a written opinion reflecting such decision within twenty (20) Business Days after the hearing.

(iv)                              With respect to a determination on the Deadlock, the Expert(s) shall be empowered only to select one or the other of the Assessments of such Deadlock submitted by the parties as the Assessment that is most commercially reasonable and in the best interests of the Company under the relevant circumstances (including prevailing market conditions and the terms of the Agreement).

(v)                                 Each Member shall pay the cost, fees and expense for the services of the Expert such Member selects. The cost, fees and expense for the services of the third Member shall be a Company expense.

(c)                                  To the extent that there is a Final Decision on a Deadlock that requires the Company to incur costs for which the Company does not have funds available, then such costs may be funded with additional Capital Contributions called pursuant to Section 3.2.(a) hereof.  Time shall be of the essence for the parties to perform as to all time periods in this Section 6.3.

6.4                               Financing Strategy.  In the event the ratio, expressed as a percentage, of a Loan to the total appraised value of the Property, as determined by the independent third party appraiser selected by the Lender of such Loan, exceeds 40%, the Managing Member, at the time such Loan is incurred by the Company, shall present to the other Members a strategy, utilizing asset and/or revenue growth and/or loan amortization to reduce such loan to value ratio to 40% or less.

6.5                               REIT Restrictions; Etc.

(a)                                 The Company and each of the Members acknowledges that each Affiliated REIT intends to qualify to be taxed as a REIT and that each Affiliated REIT’s ability to qualify and operate as a REIT and to avoid being subject to corporate-level income, and certain excise taxes will depend upon the nature of the Company’s income, assets and operations.  Notwithstanding anything herein to the contrary, the Managing Member and the Company shall at all times conduct the business of the Company in such manner that will enable each Affiliated REIT to qualify as a REIT and the Company, assuming it were a REIT, would continue to qualify as a REIT and that it (and each Affiliated REIT) would not be subject to any taxes under Section 857 of the Code.  The Managing Member and the Company shall ensure that any property management or sub-management agreement entered into in respect of the Property contains restrictions substantially similar to this Section 6.5.  The Managing Member and the Company shall exercise all rights and powers in such a manner that:

(i)                                     at least ninety-five percent (95%) of the gross income of the Company for each taxable year (or portion thereof, if applicable) will be derived from the items described in Section 856(c)(2) of the Code and the Treasury Regulations promulgated thereunder;

(ii)                                  at least seventy-five percent (75%) of the gross income of the Company for each taxable year (or portion thereof, if applicable) will be derived from the items described in Section 856(c)(3) of the Code and the Treasury Regulations promulgated thereunder;

(iii)                               as of the end of each quarter of each Fiscal Year, except for securities of a TRS, the Company shall not own, directly or indirectly, securities that would cause an Affiliated REIT to be treated, for purposes of Code Section 856(c)(4) and the Treasury Regulations promulgated thereunder, as holding securities (x) possessing more than ten percent (10%) of the total voting power of the outstanding securities of any one issuer, (y) having a value of more than ten percent (10%) of the total value of the outstanding securities of any one issuer, or (z) issued by one issuer and having a value of more than five percent (5%) of the gross value of such Affiliated REIT;

(iv)                              as of the end of each quarter of each Fiscal Year, the Company shall not hold securities of a TRS such that an Affiliated REIT is treated, for purposes of Code Section 856(c)(4) and the Treasury Regulations promulgated thereunder, as having more than twenty-five percent (25%) of the value of its assets represented by securities of one or more taxable REIT subsidiaries (as determined under Section 856(c) of the Code and the Treasury Regulations promulgated thereunder);

(v)                                 as of the end of each quarter of each Fiscal Year, at least seventy-five percent (75%) of the value of the Company’s assets shall be represented by the items described in Section 856(c)(4)(A) of the Code and the Treasury Regulations promulgated thereunder (that is, real estate assets, cash and cash items (including receivables) and government securities (each as defined in Section 856 of the Code and the Treasury Regulations promulgated thereunder));

(vi)                              the Company shall not engage in any prohibited transaction within the meaning of Section 857(b)(6) of the Code and the Treasury Regulations promulgated thereunder;

(vii)                           any services that would otherwise cause any rents from a lease to be excluded from treatment as rents from real property pursuant to Section 856(d)(2)(C) of the Code and the Treasury Regulations promulgated thereunder with respect to an Affiliated REIT shall be provided by either (1) an independent contractor (as described in Section 856(d)(3) of the Code and the Treasury Regulations promulgated thereunder) with respect to such Affiliated REIT and from whom neither the Company nor such Affiliated REIT derives or receives any income or (2) a TRS of such Affiliated REIT as described in Section 856(l) of the Code and the Treasury Regulations promulgated thereunder, except as otherwise consented to in writing by such Affiliated REIT; and

(viii)                        as of the end of each quarter of each Fiscal Year, except for a lessee or sublessee that is a TRS, the Company shall not own, directly or indirectly or by attribution (in accordance with attribution rules referred to in Section 856(d)(5) of the Code and the Treasury Regulations promulgated thereunder), in the aggregate more than 10% of the total value of all classes of stock or more than 10% of the total voting power (or, with respect to any such Person which is not a corporation, an interest of 10% or more in the assets or net profits of such Person) of a lessee or sublessee of all or any part of the Property or of any other assets of the Company except in each case with the specific written approval of the Affiliated REIT for whom such ownership would cause a related party rent issue under Section 856(d)(2) of the Code and the Treasury Regulations promulgated thereunder.

(b)                                 The Members will act reasonably in amending Section 6.5(a) to reflect any material changes in the provisions of Sections 856 through and including Section 860 of the Code that are made after the date hereof.  Any Member that has an Affiliated REIT may request from the Managing Member, no more frequently than quarterly per Member, a copy of any and all questionnaires that will be submitted to the Property Manager by the Managing Member and that are relevant to the determination of whether any income generated by the Property or services provided by the Company (or any Subsidiary) would violate the terms of Section 6.5(a).  The Managing Member shall provide the requesting Member with such copies within two (2) Business Days and will comply with reasonable requests for modifications to such questionnaires that are delivered to the Managing Member within three (3) Business Days of its provision of the copies to the requesting Member.  The Managing Member shall use commercially reasonable efforts to ensure that such questionnaires are completed and returned to such requesting Members within thirty (30) calendar days after the original requests were received by the Managing Member.  Subject to the provisions of this Section 6.5(b), a Member that has an Affiliated REIT may require that the Managing Member submit such questionnaires to the Property Manager.

(c)                                  The Managing Member shall exercise commercially reasonable efforts to prevent the Company and each Subsidiary from engaging in a transaction that is a “listed transaction” as defined in U.S. Department of Treasury Reg. §1.6011-4(b)(2) on the date such transaction is commenced.

6.6                               Exculpation and Indemnification; Existing Guaranty.  Notwithstanding anything to the contrary contained herein or any otherwise applicable provision of law or equity:

(a)                                 No (i) Member, (ii) Affiliate of such Member or (iii) officer, manager or director of any of the foregoing (each such party, an “Indemnified Party”) shall be liable, responsible or accountable in damages or otherwise to the Company or any Member, and the Company and each Member does hereby release such Indemnified Party, for any act or omission in connection with the Company or any Subsidiary, except to the extent that such act or omission is or resulted from a Default Action by such Indemnified Party or its Affiliates.  For purposes of this Agreement, a “Default Action” on the part of a Person is any act or omission of such Person that (A) is a material breach of such Person’s obligations under this Agreement, (B) resulted from such Person’s willful malfeasance, fraud or gross negligence, (C) is a felony, or otherwise constitutes (or, if such Person were the Managing Member, would constitute) a Cause Event, on the part of such Person or (D) directly results in an event of default under any Loan Documents.

(b)                                 To the fullest extent permitted by law, the Company shall indemnify and save harmless each Indemnified Party from any and all damages, liabilities, losses, costs, fees (including reasonable legal fees and costs) and expenses of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Losses”) that are suffered or incurred by an Indemnified Party and arise out of third party claims against such Indemnified Party in connection with (x) the affairs or activities of the Company or the Subsidiaries or (y) the performance by such Indemnified Party of any of the responsibilities of the Managing Member hereunder or otherwise in connection with the matters contemplated herein, except to the extent that such Losses resulted from a Default Action by such Indemnified Party or its Affiliates.  The Company’s obligation herein to indemnify any Indemnified Party is in addition to any other indemnification to which such Indemnified Party is entitled, and any indemnity under this Section 6.6(b) shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

(c)                                  Notwithstanding the foregoing:

(i)                                     Each Member (other than the GGP Members) shall severally (and not jointly) indemnify and save harmless the GGP Members and their Affiliates (including GGPI) from any and all Losses incurred or amounts paid in connection with the Existing Guaranty (“Company Guaranty Liabilities”) to the extent such Company Guaranty Liabilities (A) resulted from a Default Action by such indemnifying Member or its Affiliates and (B) would not otherwise have been paid by the Company or any Subsidiary in the absence of such Default Action; and

(ii)                                  the Company shall indemnify and save harmless the GGP Members and their Affiliates (including GGPI) from any and all Company Guaranty Liabilities (other than those covered by item (i) of this clause (c)) except to the extent such Company Guaranty Liabilities (A) resulted from a Default Action by any GGP Member or its Affiliates (including GGPI) and (B) would not otherwise have been paid by the Company or any Subsidiary in the absence of such Default Action.  The GGP Members shall be entitled to receive a credit for amounts paid by the GGP Members (or its Affiliates) in connection with the Existing Guaranty (other than amounts excluded pursuant to the immediately preceding sentence) against the GGP Members’ funding obligations set forth in a Capital Call delivered pursuant to Section 3.2(a)(i).

(d)                                 If any Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from, related to, or in connection with, this Agreement, the Company’s or any Subsidiary’s business or affairs or the Existing Guaranty, whether or not pending or threatened, and such Person believes in good faith that it is entitled to indemnification hereunder, the Company (or other Person that may be obligated to provide indemnification) will periodically advance such Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that such Person shall (i) affirm in writing that it in good faith believes that it is entitled to indemnification hereunder and (ii) agree in writing to promptly repay to the Company (or such other Person that may be obligated to provide indemnification) the amount of any such advanced expenses paid on its behalf to the extent that it shall be ultimately determined that such Person is not entitled to be indemnified by the Company (or such other Person) in connection with such action, proceeding or investigation as provided above.

(e)                                  For all purposes of this Agreement, (i) the Managing Member shall not be in breach of this Agreement solely as the result of an act or failure to act in connection with the management of the Company or any Subsidiary unless such action or failure to act constitutes gross negligence, willful malfeasance or fraud or otherwise constitutes a Cause Event, and (ii) an act shall not constitute willful malfeasance if it was taken in good faith and in the belief that it was in the best interests of the Company or any Subsidiary.

(f)                                   To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Subsidiaries, or any Member, such Indemnified Party shall not be liable to the Company, the Subsidiaries, or any Member for its good faith reliance on the provisions of this Agreement or the governing documents of the Subsidiaries.  The provisions of this Agreement or the governing documents of the Subsidiaries, to the extent they expressly restrict or eliminate such duties and liabilities of the Indemnified Parties, are agreed by the Members (each on behalf of itself and its related Indemnified Parties) to replace such other duties and liabilities of such Indemnified Party.

(g)                                  Any repeal or modification of this Section 6.6 shall not adversely affect any right or protection of a Person existing at the time of such repeal or modification.

6.7                               Removal of Managing Member.  Subject to the terms of the Loan Documents:

(a)                                 Upon the occurrence of a Cause Event, the Member that is not an Affiliate of the Managing Member may remove the Managing Member as managing member of the Company by delivering a written notice to the Managing Member (the “Removal Notice”) to such effect.

(b)                                 No removal of the Managing Member shall be effective unless each of the following conditions are satisfied within one hundred twenty (120) days after the date the Removal Notice is delivered to the removed Managing Member:  (i) within ninety (90) days after the Removal Notice, the new managing member of the Company (which shall be a Member that is not an Affiliate of the removed Managing Member thereof, but no new Interests in the Company may be issued thereto) shall have assumed all obligations of the removed Managing Member as managing member under this Agreement arising on or after the date on which such new managing member becomes managing member of the Company; and (ii) if required under the Act, an amendment to the Certificate shall have been filed with the Secretary of State of the State of Delaware that reflects (1) the change in managing member, and (2) a change of the name of the Company so that it does not include the word “General Growth Properties” or “GGP” or any variation thereof.

(c)                                  In the event the Managing Member is removed, the Member that is not an Affiliate of the removed Managing Member may elect to cause the Company to, or to cause each Subsidiary to, terminate the Property Management Agreement and any other Affiliate Agreements with the removed Managing Member or its Affiliates.  If any such agreements are terminated pursuant to this Section 6.7(c), then such agreements shall be terminated after payment to the Property Manager or any other Affiliate of the Managing Member, as applicable, of all accrued and unpaid fees and expenses and other amounts owing prior to the date of such termination.

6.8                               Code of Ethics/Policies.  The Members hereby adopt the GGPI Code of Ethics and GGPI Policies, and the Managing Member shall cause the Company to comply with the same.  Managing Member shall provide written notice to the other Members promptly upon any amendments to and/or replacements of the GGPI Code of Ethics and/or GGPI Policies that are in effect as of the date hereof.  Additionally, Managing Member shall promptly notify the other Members of any “Major Crisis Event” at the Property, as such term is defined in the GGP Crisis Management Guidelines.

6.9                               Deemed Approval.  Except as otherwise expressly provided herein, a Member shall be deemed to have approved a matter set forth in a Major Decision Notice if more than five (5) Business Days elapse following such Member’s receipt of a Deemed Approval Notice; provided, however, no Deemed Approval Notice shall be delivered prior to the expiration of at least twenty-five (25) days following delivery of a Major Decision Notice.

ARTICLE 7

MEMBERS

7.1                               Limited Liability.  No Member shall be personally liable for any obligations of the Company and no Member shall have any obligation to make Capital Contributions to the Company, except to the extent required by this Agreement or the Act; provided, that a Member shall be required to return any distribution made to it in error.  To the extent any Member is required by the Act to return to the Company any distributions made to it and does so, such Member shall have a right of contribution from each other Member if necessary so that the Members have borne the obligation to return distributions in accordance with their Percentage Interests.

7.2                               Business Opportunities.  Notwithstanding anything to contrary contained herein or at law or in equity:

(i)                                     each Member recognizes that each of the other Members (including the Managing Member) and its members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates (collectively, “Related Persons”) have, or may in the future have, other business interests, activities and investments, some of which are or may be in conflict or competition with the business of the Company and/or one or more of its Subsidiaries, and each of the other Members and its Related Persons are entitled to carry on such other business interests, activities and investments without restriction or limitation of any kind;

(ii)                                  each Member and its Related Persons may engage in or possess an interest in any other business or venture of any kind, independently or with others, including owning, financing, acquiring, leasing, promoting, developing, improving, operating, managing and servicing real property on its own behalf or on behalf of other Entities with which any Member or its Related Persons is affiliated or otherwise, and each Member and its Related Persons may engage in any such activities, whether or not in conflict or competition with the Company and/or one or more of its Subsidiaries without any obligation to offer any interest in such activities (including prior to a sale of such interest to a third party) to the Company, to any Subsidiary or to any Member and without any other restriction or limitation of any kind;

(iii)                               none of the Company nor any Subsidiary, nor any Member, shall have any right, by virtue of this Agreement or otherwise, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if in competition with the business of the Company and/or one or more of its Subsidiaries, shall not be deemed wrongful or improper; and

(iv)                              each Member acknowledges the conflicts of interest that may exist as the result of ownership and operation by the Managing Member and its Related Persons (including the Property Manager) of competing properties, each Member hereby agrees not to make any objection or bring any claim against the Managing Member or any of its Related Persons (including the Property Manager) on account of such conflict or the allocation of opportunities, including leasing opportunities, between the Property and any other property and each Member waives any and all of such objections or claims.

7.3                               Confidential Information.

(a)                                 Each Member shall keep confidential and shall not disclose, and shall inform each of its Disclosure Recipients not to disclose, any Confidential Information regarding the Company Entities or the other Members’ Confidential Information, except (and then only) to the extent that (i) the disclosure of such information or materials is expressly required by applicable law, or (ii) the information or materials were previously known to such Member other than due to disclosure by any Company Entity or such other Member, or (iii) the information or materials become publicly known other than through the actions or inactions of such Member or its Disclosure Recipients, or (iv) the Managing Member reasonably determines that disclosure of the Confidential Information of the Company Entities is necessary or advisable in the operation of the Company’s or any Subsidiary’s business or (v) the disclosure of such information and materials by such Member is to its Disclosure Recipients (provided that each such Disclosure Recipient agrees to keep such information and materials confidential to the same extent as if it were a Member of the Company or is otherwise required under applicable law to keep such information confidential).  Without limiting the foregoing, in the event that any Member or any of its Disclosure Recipients is required by any applicable law, statute, governmental rule or regulation or judicial or governmental order, judgment or decree to disclose any information, unless otherwise agreed to by the Members, prior to such disclosure such Person shall promptly notify the other Members (to the extent not prohibited by applicable law from giving notice) in writing of such anticipated disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and such Person shall cooperate with the Managing Member, at the Company’s expense, to preserve the confidentiality of such information consistent with applicable law (including withholding disclosure of such information, to the extent permissible, until such time as it has been finally determined that such disclosure is required under applicable law).  No Member may use, and each Member shall inform any Disclosure Recipient to which it directly or indirectly discloses any Confidential

Information not to use, such information for any purpose other than monitoring and evaluating such Member’s investment in the Company and, if such Member is the Managing Member and with respect to disclosures contemplated by clause (iv) above, carrying out its duties as such (but the parties acknowledge that the Managing Member and its Affiliates now own and in the future may own other properties, including competing properties, and that the Company Entities’ Confidential Information may be used in connection with such other properties without the same constituting a breach of this Agreement as long as any such Confidential Information relating to a Member or its Affiliates is not shared by the Managing Member or its Affiliates with any of their respective third party joint venture partners and is not shared to the detriment of the Company or its Subsidiaries).  Any information provided to a Person at a Member’s direction shall be treated instead as having been provided to such Person by such Member, and such disclosure by the Member shall be subject to the requirements of this Section 7.3.

(b)                                 Without limiting the foregoing, each Member agrees that the following items are included within Confidential Information of, and are of independent, proprietary, economic value to, the Company and/or the Subsidiaries and that the disclosure of such information in breach of this Agreement would cause substantial, irreparable harm to the Company and/or the Subsidiaries:  (i) all information regarding the historical or projected cash flows, revenues, rental rates, expenses, capital expenditures and profitability of the Property; (ii) all information pertaining to the valuation ascribed to the Property; and (iii) all financial statements or other information concerning the historical or projected financial condition, results of operations or cash flows of the Property.

(c)                                  Notwithstanding anything else contained in this Agreement (including the other provisions of this Section 7.3), each Member may disclose the tax treatment and tax structure (as such terms are used in Code Section 6011 and the Treasury Reg. promulgated thereunder) of its investment in the Company and of any transactions entered into by the Company; provided, that this authorization to disclose such tax treatment and tax structure is not intended to permit disclosure of any other information.

7.4                               Negative Balances; Withdrawal of Capital; Interest; No Priority.  A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.  No Member may withdraw capital or receive any distributions except as specifically provided herein.  No interest shall be paid by the Company on any Capital Contributions.  No Member, in such capacity, shall have priority over any other Member as to return of Capital Contributions or allocations of income, gain, loss, expense, deduction or credits or as to distributions, except to the extent provided herein.

ARTICLE 8

TRANSFER OF COMPANY INTERESTS

8.1                               Transfer.

(a)                                 Except for a transfer pursuant to Section 8.1(b), Section 8.5 or Section 8.6 and except for the grant of security interest contained in Section 3.3 and a transfer pursuant thereto, no Member may, sell, assign, transfer, encumber, pledge, mortgage or otherwise dispose of (a “Transfer”) any or all of its Interest to any Person unless the other Members have consented to such Transfer in writing (which consent may include such conditions as the Members request in their discretion).

(b)                                 A Member may Transfer its entire Interest in the Company to an Approved Owner of such Member without the consent of the other Members as long as (1) the Member assigning its entire Interest shall provide each other Member with prior written notice of such assignment, (2) neither such Member nor any of its Affiliates, if applicable, shall be in material breach of the terms of, or their respective obligations contained in, this Agreement at the time of such Transfer and (3) all of the conditions contained in Section 8.1(c) are satisfied with respect to such Transfer, provided, however, that, the transferor shall remain liable for all liabilities and obligations relating to the transferred Interest.

(c)                                  Notwithstanding any other provision of this Agreement:

(i)                                     No Transfer shall be permitted if the transferee does not truthfully make the representation and warranty contained in Section 9.1 or if such Transfer would (A) cause the Company to be treated as a publicly traded partnership within the meaning of Code Section 7704 and U.S. Department of Treasury Reg. §1.7704-1, (B) cause the Company to be classified other than as a partnership for U.S. federal income tax purposes, (C) cause all or any portion of the assets of the Company to constitute Plan Assets, (D) cause the Company to be required to register the interests in the Company under the U.S. Securities Exchange Act of 1934, as amended, the Securities Act or the securities laws of any non-U.S. jurisdiction, (E) cause any of the Company, the Subsidiaries, the Members or their Affiliates to be subjected to (or materially increase its obligation with respect to) any regulations or reporting requirements that are significant or materially burdensome, (F) create a substantial risk that the limited liability of any Member would be affected adversely, or (G) be a breach or violation of any covenants, restrictions or other agreements contained in any documents entered into by any Subsidiary (or any Affiliate of the GGP Members) in connection with any Loan;

(ii)                                  As a condition to any Transfer of a Member’s Interest (including a Transfer not requiring the consent of the Members), the transferor and the transferee shall provide such legal opinions, documentation and information (including information necessary to comply with the requirements of Code Section 743, if applicable) as either Member shall reasonably request;

(iii)                               The assignment of an Interest in accordance with Section 8.1 of this Agreement shall entitle the transferee only to receive the distributions and allocations with respect to such Interest and not to any other rights of a Member unless such transferee is admitted as a substitute Member pursuant to this Section 8.1(c)(iii), in which case such admitted assignee shall be entitled to exercise all other rights with respect to such Interest (but an assignee is bound by the provisions of this Agreement, whether or not it becomes a substituted Member).  A transferee of an Interest shall become a substitute Member only if the Transfer to such transferee is in accordance with the terms of this Agreement and such transferee executes a copy of this Agreement or an amendment hereto in form and substance reasonably satisfactory to the non-transferring Members confirming such transferee’s agreement to be bound by this Agreement.  The

Managing Member shall modify Schedule I to reflect such admittance of any substitute Members, but the failure to do so shall not constitute a breach of this Agreement or affect such Person’s status as a substitute Member.

(iv)                              The transferor and transferee of any Member’s Interest shall be jointly and severally obligated to reimburse the Managing Member and the Company for all reasonable, documented expenses (including any transfer taxes, attorneys’ fees and expenses and any immediate or ongoing accounting costs attributable to the Company’s compliance with the requirements of Code Section 743(b) or (e) with respect to the transferred Interest) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated.  The transferee of any Interest shall be treated as having made all of the Capital Contributions made by, and received all of the allocations and distributions received by, the transferor of such Interest in respect of such Interest.

(d)                                 In addition to the other restrictions set forth in this Section 8.1, each Member shall cause each of its direct and indirect owners not to Transfer any Equity Interest in such Member or any such other direct or indirect owner to any Person; provided, however, that the Transfer of Equity Interests or issuance of new Equity Interests in a GGP Member or an AS Owner Member or any direct or indirect owner thereof shall not be prohibited or otherwise restricted hereunder if (i) such Transfer of Equity Interests or issuance of new Equity Interests does not result in a change of control of such Member and (ii) following such Transfer of Equity Interests or issuance of new Equity Interests, at least fifty percent (50%) of the Equity Interests in such Member is owned, directly or indirectly, by one or more Approved Owners of such Member; provided, further, however, notwithstanding anything to the contrary contained in this Agreement, the Members agree that the Transfer of direct or indirect interests in an Affiliated REIT of AS Owner (but, for avoidance of doubt, not the Transfer of any direct interest of AS Owner Member in the Company) in violation of Transfer restrictions herein shall not be void and Managing Member shall not be entitled to injunctive relief, specific performance, or any equitable remedies in respect of such Transfer.

(e)                                  Any Transfer that violates this Section 8.1 shall be void and the purported buyer, assignee, transferee, pledgee, mortgagee or other recipient shall have no interest in or rights to Company assets, profits, losses or distributions and neither the Managing Member nor the Company shall be required to recognize any such interest or rights.

8.2                               No Withdrawal or Loans.  Except as otherwise set forth in this Agreement, no Member may withdraw as a member of the Company, nor shall any Member be required to withdraw from the Company, nor may a Member borrow or withdraw any portion of its Capital Account from the Company.

8.3                               No Termination.  Neither the substitution, death, incompetency, dissolution (whether voluntary or involuntary) nor Bankruptcy of a Member shall affect the existence of the Company, and the Company shall continue for the term of this Agreement unless sooner dissolved in accordance with this Agreement or the Act.

8.4                               Waiver of Partition.  Except as may otherwise be provided by law in connection with the dissolution, liquidation and final winding-up of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

8.5                               Right of First Offer.

(a)                                 If any Member (the “ROFO Initiating Member”) desires to sell all or any portion of its Interests (the “ROFO Offered Interest”) to any Person, other than to an Approved Owner pursuant to Section 8.1(b), the ROFO Initiating Member shall, at any time, provide written notice to the other Members (each, a “ROFO Recipient Member”) setting forth its intention to market for sale the ROFO Offered Interest (the “ROFO Notice”), which notice shall include (i) the cash purchase price that the ROFO Initiating Member is willing to accept for the ROFO Offered Interest, as determined in the ROFO Initiating Member’s sole discretion (the “ROFO Purchase Price”) and (ii) the other proposed material terms of such sale.

(b)                                 Within thirty (30) days after receipt of a ROFO Notice (such thirty (30) day period, the “ROFO Response Period”), a ROFO Recipient Member may deliver written notice (the “ROFO Electing Notice”) to the ROFO Initiating Member of such ROFO Recipient Member’s election to purchase the ROFO Offered Interest for the ROFO Purchase Price (the “ROFO Purchase Option”).

(c)                                  If a ROFO Recipient Member elects the ROFO Purchase Option pursuant to Section 8.5(b), (i) within five (5) Business Days after such election has been made, the ROFO Recipient Member shall deposit into escrow, with an escrow agent selected by the ROFO Recipient Member (but not an Affiliate of the ROFO Recipient Member) and reasonably acceptable to the ROFO Initiating Member, a Twenty Million Dollar ($20,000,000) earnest money deposit, which deposit shall be applied to the purchase price at closing and (ii) the ROFO Initiating Member shall be obligated to sell, and the ROFO Recipient Member shall be obligated to purchase, the ROFO Offered Interest for the ROFO Purchase Price and upon the other terms contained in the ROFO Notice except as otherwise provided herein, (iii) the closing of such transaction shall occur in accordance with the provisions of Section 8.6 and (iv) the terms of Section 8.6 shall apply thereto (if more than one ROFO Recipient Member elects the ROFO Purchase Option, each ROFO Recipient Member shall purchase its proportionate share (or as the ROFO Recipient Members otherwise agree) of the ROFO Offered Interest in accordance with this clause (c)).

(d)                                 If a ROFO Recipient Member shall not timely elect to purchase the entire ROFO Offered Interest, the ROFO Initiating Member shall be free to market for sale the ROFO Offered Interest and negotiate with any prospective third party purchasers the terms for the sale of the ROFO Offered Interest and Transfer the ROFO Offered Interest pursuant to the terms hereof for an amount equal to or greater than ninety-eight percent (98%) of the ROFO Purchase Price (the “ROFO Target Price”) and on terms no more favorable to the purchasing party than those other terms contained in the ROFO Notice.  If the ROFO Initiating Member receives a bona fide third-party offer during the ROFO Sale Period to purchase the ROFO Offered Interest for a purchase price that is less than the ROFO Target Price (a “ROFO Below-Target Offer Price”) and the ROFO Initiating Member desires to accept such offer, then the ROFO Initiating Member shall reoffer in writing to the ROFO Recipient Member the ROFO Offered Interest at such lower price and the provisions of this Section 8.5 shall re-commence except that the ROFO

Recipient Member shall have only fifteen (15) days from receipt of such written reoffer to notify, in writing, the ROFO Initiating Member that the ROFO Recipient Member agrees to purchase the ROFO Offered Interest at such lower price and the time periods set forth below in this Section 8.5(d) shall continue to be based on the initial ROFO Response Period.  The ROFO Initiating Member shall have one hundred (180) days from the end of the ROFO Response Period to consummate a Transfer of the ROFO Offered Interest to a third party purchaser in accordance with the terms of this Section 8.5 (the “ROFO Sale Period”), and no Transfer may occur pursuant to this Section 8.5 after the ROFO Sale Period unless another ROFO Notice is given and the process set forth in this Section 8.5 is recommenced.  Notwithstanding anything to the contrary set forth in this Section 8.5, without the prior written consent of all Members, (i) the buyer of the ROFO Offered Interest pursuant to this Section 8.5(d) must be a Qualified Transferee, and (ii) the Transfer pursuant to this Section 8.5(d) must comply with the provisions of Section 8.1(c).

(e)                                  Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 8.6(b) and Section 8.6(e)), if a Member delivers a ROFO Notice but the ROFO Offered Interest is not sold pursuant to the process commenced by delivery of such ROFO Notice, such Member may not deliver another ROFO Notice for six (6) months after the completion of such process.

8.6                               General Provisions and Exceptions Applicable to Transfers.

(a)                                 The closing of the purchase by any Member or Members (each a “Purchasing Member”) of the Interest or Interests of another Member or Members (the “Selling Member”) pursuant to Section 8.5 shall be held at the principal place of business of the Company on a mutually acceptable date (the “Closing Date”) not later than seventy-five (75) days after the date the ROFO Electing Notice is given.  Notwithstanding the foregoing, in the event of a Termination Trigger on or before the Closing Date, a Purchasing Member may select, by written notice to the Selling Member no later than fifteen (15) Business Days after the Purchasing Member first has actual knowledge of the occurrence of such Termination Trigger, not to proceed with the closing of the applicable purchase, in which event the earnest money deposit shall be returned to the Purchasing Member.  The purchase price to be paid by the Purchasing Member for the Interest or Interests to be purchased pursuant to Section 8.5 (the “Subject Interest”) shall be paid by wire transfer of immediately available funds at the closing of such transaction.  Additionally, at the closing of such transaction, each Member shall execute and deliver any and all deeds, assignments, agreements and other contracts as may be reasonably necessary to consummate any such transaction, including a representation and warranty by the Selling Member that the Subject Interest is free and clear of all liens, claims and encumbrances.  Any transfer or similar taxes and other expenses related to the sale of the Subject Interest shall be an expense of the Purchasing Member unless provided otherwise in an applicable ROFO Notice.  So long as any then existing Loan shall remain outstanding, the closing of any such transaction shall also be conditioned upon (x) either (1) such transaction being a permitted transfer under such Loan, or (2) receipt of any required consent (either from the Lender or otherwise), and (y) in the event a GGP Member is the Selling Member, the release of the GGP Members and their Affiliates for matters arising under any Existing Guaranty after the date of such transfer (or, if such release is unavailable, an indemnity in substance and scope reasonably acceptable to GGP of such matters from the other Members).  In the event that, as of the scheduled Closing Date, the Company has not obtained the Lender’s consent and such release (or indemnity) of the Existing Guaranty, if required, despite the Managing Member’s use of commercially reasonable efforts to obtain such Lender’s consents and releases (which the Managing Member hereby covenants to provide), then, at the Selling Member’s or Purchasing Member’s election, the closing may be extended for up to an additional ninety (90) days to obtain such consent and release.  If, after such extension, the parties have not been able to obtain the Lender’s consent and release, if required, then the Purchasing Member’s obligation to purchase, and the Selling Member’s obligation to sell, shall terminate and the deposit shall be returned to the Purchasing Member.  Upon the closing and unless the Selling Member and Purchasing Member otherwise agree, the Property Management Agreement, if any, between the Selling Member and its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, shall terminate and all amounts then accrued and due thereunder prior to such termination shall be paid in full.

(b)                                 If a Purchasing Member should default in its obligation to purchase the Subject Interest under Section 8.5, the Selling Member shall receive the earnest money deposit previously deposited with the escrow agent.  The earnest money deposit shall be the full liquidated damages for such default of the Purchasing Member, the Members hereby acknowledging and agreeing that it is impossible to more precisely estimate the damages to be suffered by the Selling Member upon such default and the Members acknowledge and agree that forfeiture of the earnest money deposit is not intended as a penalty.  In the event the Purchasing Member fails to make its earnest money deposit as required in Section 8.5, then the Selling Member shall have the right to recover an award or judgment against the Purchasing Member in the amount of such required earnest money deposit, together with its reasonable attorneys’ fees and costs incurred in obtaining such award or judgment.  In addition, if the Purchasing Member should default in its obligation to purchase the Subject Interest pursuant to Section 8.5, the Selling Member may thereafter sell the ROFO Offered Interest for such purchase price and upon such terms (whether the same or different than those contained in the ROFO Notice) as it deems appropriate without complying with the terms of Section 8.1(a) or Section 8.5 except that any such Transfer must comply with the last sentence of Section 8.5(d).

(c)                                  If the Selling Member should default in its obligations to sell the Subject Interest pursuant to Section 8.5, then the Purchasing Member may exercise one of the following alternative remedies with respect to the Selling Member within thirty (30) days after the Selling Member’s default, as the Purchasing Member’s sole and exclusive remedy for such default:

(i)                                     A Purchasing Member shall be entitled to demand and receive (A) reimbursement from the Selling Member of the actual out-of-pocket costs and expenses incurred by such Purchasing Member in connection with its preparing to purchase the Subject Interest (including attorneys’ fees and costs) and (B) a return of its earnest money deposit previously deposited with an escrow agent, in which event after return of such deposit, the Selling Member’s default hereunder shall be deemed waived; or

(ii)                                  A Purchasing Member shall be entitled to commence an action seeking specific performance of the Selling Member’s obligations under Section 8.5, the Members expressly agreeing that the remedy at law for breach of the obligations of the

Selling Member set forth in Section 8.5 is inadequate in view of (A) the complexities and uncertainties in measuring the actual damage to be sustained by the Purchasing Member on account of the default of the Selling Member; and (B) the uniqueness of the Company business and the Members’ relationships.  If the Purchasing Member succeeds in its claim for specific performance, it shall be entitled to also recover from the Selling Member its attorneys’ fees and costs incurred in obtaining such award or judgment.

(d)                                 From the date of the ROFO Notice until the Closing Date, or, if earlier, the termination of the process pursuant to Section 8.5, the Company and the Subsidiaries shall continue to be operated in the ordinary course, as if the closing were not going to occur, the Members shall continue to have all power and authority granted in this Agreement (including the power and obligation to make distributions), and the Members shall exercise their power and authority in good faith and without regard to the fact that such closing may occur; provided, that neither the Company nor any Subsidiary shall enter into any contracts or agreements, or otherwise agree, to sell or otherwise dispose of the Property, except that the Company and each of its Subsidiaries shall be authorized to consummate any transactions that were the subject of binding contractual obligations entered into prior to the commencement of such period provided that the Members had knowledge of such transactions and their terms prior to making their respective offers and elections hereunder.

(e)                                  Notwithstanding anything to the contrary contained herein, in the event that the Selling Member or Purchasing Member defaults in its obligation to sell or purchase as set forth in this Section 8.6, such defaulting Person or Persons may not exercise any rights to deliver a ROFO Notice for a period of six (6) months from the date of such default.

(f)                                   The Managing Member shall, and shall cause its Affiliates (including the Property Manager) to provide or make available to each Member, at such Member’s sole cost and expense, such documents as such Member requests in connection with any decisions and negotiations under Section 8.5.

(g)                                  If a Selling Member owes any Payment Default Loans, such Payment Default Loans shall be repaid, together with all unpaid accrued interest thereon, in full at closing.  If a Selling Member is owed any Payment Default Loans, the purchaser of such Selling Member’s Interest, whether such purchaser is another Member or a third-party, shall pay to the Selling Member the outstanding principal amount of such Payment Default Loans and accrued and unpaid interest thereon and succeed to the rights of such Selling Member with respect to such Payment Default Loans.

(h)                                 A Purchasing Member shall have the right to designate another Person to acquire any Subject Interest and to assign its rights to acquire such Subject Interest to such designee, it being understood and agreed that any such assignment shall not relieve the Purchasing Member of any of its obligations arising hereunder with respect to such purchase and sale.

(i)                                     Notwithstanding anything herein to the contrary, the GGP Members shall be permitted to Transfer (y) up to twelve and one-half percent (12.5%) of its collective Interest in the Company to TIAA, or any Affiliate thereof, on or before the sixth (6th) month anniversary of the “Effective Date” (as defined under the Purchase Agreement), without regard to the restrictions of Section 8.1 or Section 8.5; and (z) any amount of Interest in the Company (but in any event subject to Section 8.5 above) so long as the GGP Members maintain no less than an aggregate 50.01% Percentage Interest in the Company.

8.7                               Withholding Taxes.

(a)                                 If the Company is obligated to pay any amount to a governmental agency or body because of a Member’s tax status (including non-U.S. taxes, U.S. federal withholding taxes with respect to non-U.S. members, U.S. state withholding taxes and U.S. state unincorporated business taxes), and such amount is not satisfied out of distributions otherwise payable to such Member, then such Member (the “Reimbursing Member”) shall reimburse the Company in full for the entire amount paid (including any interest, penalties and expenses associated with such payment).  The amount to be reimbursed shall be treated as a non-interest bearing loan payable by such Member to the Company. Such payment shall occur promptly (within ten (10) Business Days) upon notification of an obligation to reimburse the Company in this regard.

(b)                                 Except as reimbursed by a Member pursuant to Section 8.7(a), (i) any amount of taxes paid by the Company, (ii) any taxes withheld by the Company and (iii) any withholding or similar taxes imposed on amounts payable to the Company shall in each case be treated for purposes of this Agreement as an amount actually distributed to the Members pursuant to Article 4 at the time paid or withheld (and the amount of any such tax shall be deemed to have been distributed to such Members).  An amount shall be considered paid or withheld by the Company if, and at the time, remitted to a governmental agency without regard to whether the remittance occurs at the same time as the distribution or allocation to which it relates; provided, that an amount actually withheld from a specific distribution or designated by the Managing Member as withheld with respect to a specific allocation shall be treated as if it were distributed at the time such distribution or allocation occurs.

(c)                                  A Reimbursing Member’s obligation to make reimbursements to the Company under this Section 8.7 shall survive the dissolution, liquidation, winding up and termination of the Company, and for purposes of this Section 8.7, the Company shall be treated as continuing in existence.  The Company or the Managing Member may pursue and enforce all rights and remedies it may have against each Member under this Section 8.7, including instituting a lawsuit to collect such contribution with interest calculated at an annual compounded rate equal to the Base Rate plus six percentage (6%) points per annum (but not in excess of the highest rate per annum permitted by applicable law).

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

As a material inducement to the other Members’ execution and delivery of this Agreement, each Member represents, warrants, covenants and agrees to and with each other Member and the Company as follows:

9.1                               Authorization.  Such Member is duly organized, formed or incorporated, as the case may be, and such Member is authorized, empowered and qualified to execute this Agreement, to invest in the Company and to make Capital Contributions as contemplated by this Agreement.  The individual signing this Agreement and all agreements contemplated hereby and thereby on such Member’s behalf has been duly authorized to do so.

9.2                               Binding Obligation.  This Agreement is a valid and binding agreement, enforceable against such Member in accordance with its terms.

9.3                               No Conflict.  The execution and delivery of this Agreement by such Member, the consummation of the transactions contemplated hereby and the performance of such Member’s obligations under this Agreement will not conflict with, or result in any violation of or default under, any provision of any governing instrument applicable to such Member, or any agreement or other instrument to which such Member is a party or by which such Member or any of its properties are bound, or any United States or non-United States permit, franchise, judgment, decree, statute, law, order, rule or regulation applicable to such Member or such Member’s business or properties.

9.4                               Access to Information.  Such Member has performed its own independent investigations and obtained such information as it deemed necessary in order to evaluate the merits and risks of an investment in the Company.  Such Member has consulted to the extent deemed appropriate by such Member with such Member’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in the Company and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in the Company, and believes that an investment in the Company is suitable and appropriate for such Member.

9.5                               No Registration of Interests.  Such Member understands that the interests in the Company have not been, and will not be, registered under the Securities Act or any state or non-United States securities laws.  Such Member is acquiring its Interest solely for the account of such Member, for investment purposes only and not with a view to the distribution thereof.  Such Member (i) is a sophisticated investor with the knowledge and experience in business and financial matters to enable such Member to evaluate the merits and risks of an investment in the Company, (ii) is able to bear the economic risk and lack of liquidity of an investment in the Company and (iii) is able to bear the risk of loss of its entire investment in the Company.

9.6                               Regulation D under the Securities Act.  Such Member is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

9.7                               Intentionally Omitted.

9.8                               Intentionally Omitted.

9.9                               Intentionally Omitted.

9.10                        No Public Solicitation.  Such Member confirms that it is not subscribing for any interest in the Company as a result of any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act).

9.11                        Anti-Money Laundering and Anti-Boycott Matters.  Such Member acknowledges that the Company seeks to comply with all applicable anti-money laundering and anti-boycott laws and regulations.  No part of the funds used by such Member to acquire its Interest has been, or shall be, directly or indirectly, derived from any activity that may contravene United States federal laws or regulations, including anti-money laundering laws and regulations, no capital commitment, contribution or payment to the Company by such Member and no distribution to such Member shall cause the Company or the Managing Member to be in violation of any applicable anti-money laundering laws or regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) regulations, and all Capital Contributions or payments to the Company by such Member shall be made through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the United States Department of Treasury pursuant to Code Section 999(a)(3), as in effect at the time of such contribution or payment.  Such Member acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, to the extent required by anti-money laundering laws or regulations or by OFAC, the Company and the Managing Member may prohibit additional Capital Contributions, restrict distributions or take any other reasonably necessary or advisable action with respect to the interests in the Company, and such Member shall have no claim, and shall not pursue any claim, against the Company, the Managing Member or any other Person in connection therewith.

9.12                        No Plan Assets.  Such Member does not hold Plan Assets and shall not fund any Capital Contribution with Plan Assets. Without limitation of the foregoing, such Member is not a “foreign person” within the meaning of Section 1445 of the Code; such party is not an “employee benefit plan”, as defined in Section 3(3) of ERISA, or a “plan”, as defined in Section 4975(e) of the Code, and the assets of such party have not been deemed “plan assets” or one or more such plans for purposes of Title I of ERISA or Section 4975 of the Code; such party is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and no transaction by or with such party is subject to or in violation of any state statutes applicable to regulation of investments of and fiduciary obligations with respect to governmental plans.

ARTICLE 10
DURATION AND DISSOLUTION

10.1                        Duration.

(a)                                 The Company shall be dissolved upon the earliest to occur of any of the following events:

(i)                                     the unanimous written agreement of all of the Members;

(ii)                                  the sale or other disposition of all or substantially all of the assets of the Company; or

(iii)                               dissolution required under the Act.

(b)                                 Except as set forth in Section 10.1(a), dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs and the assets of the Company have been distributed as provided in Section 10.2.

10.2                        Liquidation of the Company.

(a)                                 Upon dissolution, the Company and any then remaining Subsidiaries shall be liquidated in an orderly manner in accordance with the provisions of this Agreement, the Act, and any other applicable law.  The Managing Member shall be the liquidator to wind up the affairs of the Company and its Subsidiaries pursuant to this Agreement or, if the Managing Member is not able to act as the liquidator, a liquidator shall be appointed by, and with approval of, all other Members.

(b)                                 Following dissolution of the Company (whether pursuant to Section 10.1 or otherwise) and upon liquidation and winding up of the Company and any then remaining Subsidiaries, the Managing Member or other liquidator appointed pursuant to Section 10.2(a) shall make a final allocation of all items of income, gain, loss and expense in accordance with Article 3 and Section 11.5, and the Company’s liabilities and obligations to its creditors shall, to the extent required by law, be paid or adequately provided for prior to any distributions to the Members.  After payment or provision for payment of all liabilities and obligations of the Company, the remaining assets, if any, shall be distributed among the Members pursuant to Article 4.

(c)                                  Following completion of the winding up of Company affairs as contemplated by this Article 10, the Company shall terminate upon the filing of a Certificate of Cancellation of the Certificate in accordance with the applicable provisions of the Act.

ARTICLE 11
BOOKS OF ACCOUNTS; MEETINGS; CERTAIN TAX MATTERS

11.1                        Books.  The Company shall maintain complete and accurate books of account of the Company’s affairs at the Managing Member’s principal office, which books shall be open to inspection and copying by any Member (or its authorized representative), at such Member’s expense, for any purpose reasonably related to such Member’s interest in the Company at any time during ordinary business hours upon at least three (3) Business Days’ prior notice to Managing Member, subject in each case to any portion of the books which may otherwise be kept confidential with respect to any Member to the extent expressly provided in this Agreement.  With respect to the minutes of meetings, the consents without meeting, the Certificate, the applications to conduct business filed with the authorities in those jurisdictions in which the Company is qualified to conduct its business, all licenses and other similar instruments or documents issued to the Company by such jurisdictions reflecting such qualifications (collectively, the “Corporate Documentation”), the Managing Member shall create and complete, or cause the creation and completion, of the Corporate Documentation in a timely manner and deliver copies of the completed Corporate Documentation promptly to AS Owner, care of Jack McGougan and Matthew Fidge.  Promptly following written request from AS Owner and subject to the last paragraph of Section 11.3, the Company shall electronically deliver to AS Owner copies of any of the Company’s books, accounts and records.  The Managing Member shall cause the Company to comply with the record retention policy as set forth in the Property Management Agreement.

11.2                        Fiscal Year.  The Fiscal Year of the Company shall be the calendar year.

11.3                        Audit and Reports.  The non-tax books and records of the Company and the Subsidiaries shall be reported on a consolidated basis in accordance with GAAP.  The Managing Member shall furnish to each other Member (for the benefit of such Member and such Member’s direct and indirect constituent members, partners, shareholders and trustees):

(a)                                 the reports and information described on Exhibit I attached hereto, within the time periods set forth thereon;

(b)                                 within sixty (60) days after the end of each Fiscal Year, such Member’s estimated Schedule K-1 information for such Fiscal Year and within ninety (90) days after the end of each Fiscal Year, such Member’s Schedule K-1 for such Fiscal Year; and

(c)                                  as soon as completed, copies of the U.S. federal and applicable state income tax returns of the Company for approval by the other Members, and information regarding reportable transactions, and any IRS Form 8886 (Reportable Transaction Disclosure Statement) filed by the Company, for each taxable year in which the Company participates in a “reportable transaction”.  Once approved by the other Members, the Managing Member shall cause the Company to file all applicable returns.  The Members (other than the Managing Member) shall approve or disapprove the income tax returns within thirty (30) days after delivery thereof (and a failure to respond within such time shall be subject to a Deemed Approval Notice).  The Members shall cooperate in good faith to resolve any disputes relating to the propriety of such income tax returns such that all returns shall be filed in a timely manner.  If the Members shall be unable to resolve any such dispute, a Member may elect, by written notice to the other Members, to submit such dispute for resolution by a nationally recognized independent accounting firm acceptable to the Members in the exercise of their reasonable judgment; provided, however, that the accounting firm resolving such dispute shall not be the principal accounting firm of the Member that shall elect to submit such dispute for resolution.  The decision of such accounting firm with respect to a dispute shall be binding upon the Members.

Certain financial reports and schedules described in this Section 11.3 may be dependent upon information to be provided to the Managing Member from third parties that are not Affiliates of the Managing Member.  Therefore, notwithstanding the foregoing time periods, to the extent the Managing Member derives such information from any such third party, the Managing Member may furnish such reports and schedules to the other Members after the expiration of such time periods, but as soon as reasonably practicable, following receipt of all financial and other information necessary or desirable to prepare such documents.

The Managing Member shall furnish such financial reports, statements, schedules, narrative summaries and other information described in this Section 11.3 to the Members in such a manner as is specified on Exhibit I or as the Members may agree.

Each Member shall, at such Member’s sole cost and expense, have the right to audit the operations, books and records of the Company and its Subsidiaries and the Managing Member shall, and shall cause its Affiliates to, at such Member’s sole cost and expense, cooperate with such Member and its auditors in connection with such audit.  The Managing Member, at the cost and expense of the Company, shall provide annual audited financial statements for the Property including, as supplementary schedules, a consolidated balance sheet, cash flow statement and income statement for the Property and a statement of the Capital Account of each Member.  If requested, such annual financial statements shall be audited by an Auditor and prepared in accordance with generally accepted accounting principles consistently applied.

The Managing Member also shall deliver to each Member, as an expense of the Company and in a timely manner, any other information reasonably necessary for such Member to prepare its tax returns or to obtain appraisals of the Property, and the Managing Member shall, and shall cause its Affiliates to, at the Company’s cost and expense, cooperate with such Member and its accountants and appraisers in connection therewith.  In addition, upon request of AS Owner from time to time and as a Company expense, the Managing Member shall obtain an appraisal of the Property in accordance with requirements reasonably determined by AS Owner (but the Managing Member shall not be required to obtain any such appraisal more than once a year).  Without limiting the foregoing, the Managing Member acknowledges that AS Owner may, at its own cost and expense, engage an appraiser to conduct appraisals of the Property on a quarterly basis.  The Managing Member will assist in providing available information that may be reasonably required by such appraiser, including, without limitation, operating statements, rent rolls, itemized capital expenditures and budgets (to the extent changed from the prior quarter).  If so requested, the Managing Member will use commercially reasonable efforts to provide any of the foregoing or other reasonably requested items to the appraiser within ten (10) Business Days after the end of each calendar quarter.

The Managing Member shall deliver to AS Owner background information in connection with any item that constitutes a Major Decision under Section 6.2 hereof.

Notwithstanding anything to the contrary contained herein, whenever a Member has the right in this Agreement to require that additional information or reports be delivered to it, that the Managing Member deliver information in a particular manner or that the Managing Member cooperate with it, the Managing Member shall have no obligation to create documents in formats that have not previously been provided to the Members (or generate reports that are not readily available using the Managing Member’s accounting software or deliver information using a means that is not then available to it using its existing hardware, software and systems), such obligation shall apply only to existing documents that are in the Managing Member’s possession and updated reports based on existing models and, in any event, the Managing Member shall not be required to incur material cost or expend any material amount of time in connection therewith unless the other Member pays the costs (including internal costs) incurred by Managing Member to do the same.

11.4                        Meetings.  From time to time, but not less often than quarterly, the Managing Member shall hold general informational meetings for the Members, to provide Members with the opportunity to review and discuss with the Managing Member the Company’s investment activities and performance.  Special meetings of the Members may be called by any Member

(including the Managing Member) by delivering at least five (5) Business Days’ prior notice thereof to the other Members to discuss such matters regarding Company business as such Members may decide.  Meetings shall be held at the principal office of the Company unless all Members agree.  A Member may attend any meeting, telephonically or through the use of other communications equipment by means of which all Persons participating in the meeting can communicate with each other.  Nothing contained in this Section 11.4 gives a Member any additional approval or other rights (other than the right to call a meeting).

11.5                        Tax Allocations.

(a)                                 Except as otherwise provided in this Section 11.5, all income, gains, losses and deductions of the Company shall be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)                                 Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the Company by a Member shall be allocated among the Members using the traditional method so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value.  If the Gross Asset Value of any Company asset is adjusted pursuant to paragraphs (b) or (d) of the definition of Gross Asset Value, subsequent allocations of items of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c), as determined by the Managing Member subject to the written consent of AS Owner, which consent shall not be unreasonably withheld.

(c)                                  If any Member is treated for income tax purposes as realizing ordinary income because of receipt of its Company interest (whether under Code Section 83 or any similar provisions of any law, rule or regulation or any other applicable law, rule, regulation or doctrine) and the Company is entitled to any offsetting deduction, the Company’s deduction shall be allocated among the Members in such manner as to, as nearly as possible, offset such ordinary income realized by such Member.

(d)                                 Except as otherwise provided in U.S. Department of Treasury Reg. §1.704-2(f), notwithstanding the provisions of Section 3.4 or any other provision of this Section 11.5, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain as determined under U.S. Department of Treasury Reg. §1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with U.S. Department of Treasury Reg. §§1.704-2(f)(6) and 1.704-2(j)(2).  This Section 11.5(d) is intended to qualify as a “minimum gain chargeback” within the meaning of

U.S. Department of Treasury Reg. §1.704-2(f), which shall be controlling in the event of a conflict between such Treasury Reg. and this Section 11.5(d).

(e)                                  Except as otherwise provided in U.S. Department of Treasury Reg. §1.704-2(i)(4), and notwithstanding the provisions of Section 3.4 or any other provision of this Section 11.5 (except Section 11.5(d)), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Liability during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Liability, determined in accordance with U.S. Department of Treasury Reg. §1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Liability as determined in accordance with U.S. Department of Treasury Reg. §1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with U.S. Department of Treasury Reg. §§1.704-2(i)(4) and 1.704-2(j)(2).  This Section 11.5(e) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of U.S. Department of Treasury Reg. §1.704-2(i), which shall be controlling in the event of a conflict between such Treasury Reg. and this Section 11.5(e).

(f)                                   Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with their respective Percentage Interests.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member(s) who bear(s) the economic risk of loss with respect to the Member Nonrecourse Liability to which such Member Nonrecourse Deductions are attributable in accordance with U.S. Department of Treasury Reg. §1.704-2(i).

(g)                                  Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in U.S. Department of Treasury Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6) that gives rise to a negative Capital Account (or that would give rise to a negative Capital Account when added to expected adjustments, allocations or distributions of the same type) that exceeds the amount such Member is required to restore, or is deemed obligated to restore under the penultimate sentences of U.S. Department of Treasury Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible; provided, that the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members so as to achieve as nearly as possible the results that would have been achieved if this Section 11.5(g) had not been in this Agreement, except that no such allocation shall be made that would violate the provisions or purposes of U.S. Department of Treasury Reg. §1.704-1(b).

(h)                                 In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount (if any) such Member is obligated to restore to the Company and (ii) the amount such Member is deemed to be obligated to restore pursuant to U.S. Department of Treasury Reg. §1.704-1(b)(2)(ii)(c) or the penultimate sentences of U.S. Department of Treasury Reg. §§1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 11.5(h) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Agreement have been tentatively made as if this Section 11.5(h) and Section 11.5(g) were not in this Agreement.

(i)                                     The allocations set forth in Sections 11.5(d) through 11.5(h) are intended to comply with certain regulatory requirements, including the requirements of U.S. Department of Treasury Reg. §1.704-1(b) and 1.704-2, and shall be interpreted and applied consistently therewith.

(j)                                    For purposes of determining a Member’s share of the “excess nonrecourse liabilities” of the Company within the meaning of U.S. Department of Treasury Reg. §1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Percentage Interest.

11.6                        Tax Matters Partner.

(a)                                 The Managing Member is designated the “Tax Matters Partner” (as defined in Code Section 6231).

(b)                                 The Managing Member, in its capacity as “tax matters partner” of the Company, and the other Members agree that each such other Member will be a “notice partner” (as defined in Code Section 6231(a)(8)) with respect to the Company.  The Managing Member, in its capacity as “tax matters partner” of the Company (or similar capacity under applicable state or local tax law), shall not bind any other Member to a settlement agreement for federal, state or local tax purposes without such Member’s prior written consent.  The Managing Member shall promptly provide each other Member with notice of, and with any information such other Member reasonably requests regarding, any income tax audit or other material tax audit or proceeding with respect to the Company or any entity in which the Company owns a direct or indirect interest.

(c)                                  Notwithstanding anything set forth in this Agreement, the Managing Member shall cause the Company to make the following elections:

(i)                                     to adopt the calendar year as the Company’s fiscal year (unless otherwise required by codes or regulations);

(ii)                                  to adopt the accrual method of accounting and to keep the Company’s books and records in accordance with generally accepted accounting principles (other than Capital Accounts, which shall be maintained in accordance with Section 3.4 hereof);

(iii)                               if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and

(iv)                              to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code.

No election shall be made by the Company or any Member to (x) exclude the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws, or (y) treat the Company as an association taxable as a corporation for federal income tax purposes pursuant to Regulations Section 301.7701-3(c).

ARTICLE 12
MISCELLANEOUS

12.1                        Amendments.  This Agreement may be amended, modified or waived only by the written consent of all of the Members.

12.2                        Successors.  Subject to the provisions of Article 8, this Agreement shall inure to the benefit of and be binding upon the Members and their legal representatives, heirs, successors and assigns.

12.3                        Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.  If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only in such jurisdiction and only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.4                        Notices.  All notices, demands and other communications to be given and delivered under or by reason of provisions under this Agreement shall be in writing and shall be deemed to have been given on the date when personally delivered, three (3) Business Days after being mailed by first class mail (postage prepaid and return receipt requested) (or five (5) Business Day if sent internationally), when transmitted by email (in the case of email, if sent before 5:00 p.m. Central Time on a Business Day (and otherwise on the next Business Day) and provided that a copy is contemporaneously sent by another method of delivery), or on the first (1st) Business Day after being sent by reputable overnight courier service (charges prepaid) (or the third (3rd) Business Day if sent internationally), in each case to the recipient at the address or email address set forth in Schedule I or to such other address or email address or to the attention of such other Person as has been indicated to the Managing Member in accordance with the provisions of this Section 12.4.

12.5                        Entire Agreement.  This Agreement contains the entire agreement among the respective parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings with respect thereto, provided, however, that nothing herein shall serve to modify or impair the rights of any party under the Purchase Agreement.

12.6                        Counterparts; Facsimile and Other Electronic Transmission.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement, and to the extent such agreement or instrument is signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each party hereto or thereto will re-execute original forms thereof and deliver them to the requesting party.  No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

12.7                        Headings.  Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

12.8                        Other Matters of Construction.  Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (f) all references herein to Articles, Sections, Exhibits, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, paragraphs, subparagraphs and clauses of, and Exhibits to, this Agreement unless the context shall otherwise require; (g) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (h) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (i) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) references to “$” or “dollars” shall mean United States dollars; (k) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute that is referred to herein means such agreement, instrument or statute, together with all attachments thereto and documents incorporated therein, as the same are from time to time amended, modified or supplemented (including (i) in the case of agreements or instruments, by waiver or consent and (ii) in the case of statutes, by succession of comparable successor statutes); (l) all references to any Member shall mean and include such Member and any Person duly admitted as a member in the Company in substitution therefor in accordance with this Agreement, unless the context otherwise requires and (m) in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed to be the product of meaningful individualized negotiations between the Members and no presumption or burden of proof shall arise favoring or disfavoring any Member by virtue of the authorship of any of the provisions of this Agreement.

12.9                        Further Assurances.  Each Member hereby covenants and agrees on behalf of itself and its successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other information, instruments, documents, tax forms and statements reasonably requested by the Managing Member.

12.10                 Third Party Beneficiaries.  Except for the Persons entitled to indemnification under Section 6.6 (who are third party beneficiaries with respect to Section 6.6):

(a)                                 no Person (including creditors of the Company) that is not a party hereto shall have any rights or obligations pursuant to this Agreement;

(b)                                 the provisions of this Agreement are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company or other Person; and

(c)                                  in no event shall any provision of this Agreement be enforceable for the benefit of any Person other than the Members and their respective successors and assigns.

To the fullest extent permitted by law, no Member (including the Managing Member) shall have any duty or obligation to any creditor of the Company to make any contribution to the Company or issue any Capital Call or recall any distribution (but, notwithstanding anything to the contrary contained herein, a Person entitled to indemnification under Section 6.6(c) shall have a direct right to issue a Capital Call under Section 3.2(a)(ii) and to enforce the obligations of the Members to make the applicable Capital Contributions).

12.11                 Name Rights; Etc.

(a)                                 Each of the Company and the Members (other than the GGP Members) acknowledges that it has no ownership interest in the name “GGP” or “General Growth Properties,” and neither the Company nor any Members shall use the name “GGP” or “General Growth Properties” in connection with the Property or otherwise unless the GGP Members consent in writing thereto (which consent may be revoked at any time).  The Members acknowledge that, so long as a GGP Member is the Managing Member, the Managing Member may, but shall not be obligated to, use such one or more of such names in connection with the operation of the Property.

(b)                                 Each of the Company and the Members (other than AS Owner) acknowledges that it has no ownership interest in the name “AustralianSuper” or any derivation thereof, and neither the Company nor any Members shall use such name in connection with the Property or otherwise (including in response to any media inquiry) unless AS Owner consents in writing thereto (which consent may be revoked at any time).

(c)                                  The Managing Member shall provide to the other Members prior notice of any response (other than “no comment”) by the Managing Member to a media inquiry regarding the Property or the Company.  Each other Member shall refer all media inquiries to the Managing Member, but the Managing Member will reasonably cooperate with such other Member in a response.

12.12                 Waiver of Jury Trial.  EACH MEMBER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

12.13                 Exclusive Jurisdiction.  Each party hereto hereby irrevocably (a) submits to the exclusive jurisdiction of any Delaware state or federal court, in any action or proceeding arising out of or relating to this Agreement, the relations between the Members and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, (b) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (c) waives the defense that any such court is an inconvenient forum to the maintenance and continuation of such action or proceeding, (d) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them pursuant to Section 12.4 and (e) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the parties hereto agree, for the convenience of the parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above).

12.14                 Time of Essence.  Except as provided herein and unless otherwise agreed by all Members, time is of the essence of this Agreement and all covenants and deadlines hereunder.

12.15                 Cumulative Remedies.  Except to the extent expressly stated in this Agreement, (a) no remedy conferred upon the Company or any Member pursuant to this Agreement is intended to be exclusive of any other remedy available under this Agreement or applicable law and (b) each remedy shall be cumulative and shall be in addition to every other remedy available under this Agreement or applicable law now or in the future.

12.16                 Estoppels.  After request by a Member, each of the other Members shall within ten (10) Business Days furnish the requesting Member with a statement, duly acknowledged and certified, setting forth (i) a copy of this Agreement and the governing documents of the Subsidiaries (collectively, the “Governing Documents”), and (ii) a statement, to its knowledge, with respect to whether the Governing Documents have been modified or if modified, giving particulars of such modification.

12.17                 Designated Representatives.  For all purposes of this Agreement, each Member shall be entitled, without inquiry, to treat any approval given or other act taken by the Designated Representative of the other Member as binding such other Member.

12.18                 Advisor for AS Owner.  At any time, and from time to time, AS Owner has the right to authorize an advisor to act on AS Owner’s behalf hereunder.  AS Owner may select, remove or change such authorized advisor from time to time upon giving written notice of such selection, removal or change to the Managing Member.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Members effective as of the Effective Date.

MANAGING MEMBER:

GGPLPLLC 2010 Loan Pledgor Holding, LLC, a Delaware limited liability company

By:	/s/ Shobi Khan
Name:	Shobi Khan
Title:	COO

OTHER MEMBERS:

GGPLP Prime, LLC, a Delaware limited liability company

By:	/s/ Shobi Khan
Name:	Shobi Khan
Title:	COO

AS Property Pearl REIT LLC, a Delaware limited liability company (as custodied by JPMorgan Chase Bank N.A. (Sydney branch) acting through its nominee J.P. Morgan Nominees Australia Limited)

By:	/s/ Khaled Bajhau
Name:	Khaled Bajhau
Title:	Director

(Signature Page to Amended and Restated Limited Liability Company Agreement of Ala Moana Holding, LLC)

SCHEDULE I

Members

Names, Addresses and Facsimile Numbers	Initial Capital Account Balance	Percentage Interest

Managing Member:

GGPLPLLC 2010 Loan Pledgor Holding, LLC c/o General Growth Properties, Inc. 110 N. Wacker Drive Chicago, IL 60606 Attn: Marvin Levine Attn: Shobi Khan Email:Marvin.Levine@generalgrowth.com Email:Shobi.Khan@generalgrowth.com	$2,490,200,000	50%

Other Members:

GGPLP Prime, LLC c/o General Growth Properties, Inc. 110 N. Wacker Drive Chicago, IL 60606 Attn: Marvin Levine Attn: Shobi Khan Email:Marvin.Levine@generalgrowth.com Email:Shobi.Khan@generalgrowth.com	$1,245,100,000	25.0%

AS Property Pearl REIT LLC c/o AustralianSuper Pty Ltd Level 33, 50 Lonsdale Street Melbourne, VIC 3000 Australia Attn: Jack McGougan and Matthew Fidge Email: JMcGougan@australiansuper.com, mfidge@australiansuper.com and project.pearl@australiansuper.com And: AS Property Pearl REIT LLC c/o QIC 222 N. Sepulveda Blvd., Suite 2350 El Segundo, CA 90245 Attn: Matthew Strotton Email: m.strotton@qic.com	$1,245,100,000	25.0%

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